Exhibit 2

Securities Code: 8415

June 10, 2013

To Shareholders

35, Honmachi 1-chome Wakayama-shi, Wakayama Kiyo Holdings, Inc. President Hiroomi Katayama

Notice of Convocation of the 8th Ordinary General Meeting of

Shareholders and Class Meeting of Shareholders of Common Shares

Dear Shareholders:

We hereby inform you that the 8th Ordinary General Meeting of Shareholders and Class Meeting of Shareholders of Common Shares of Kiyo Holdings, Inc. will be held as follows. Your attendance at these meetings would be gratefully appreciated.

A proposal for the approval of the Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd. will be submitted to the above-mentioned

Ordinary General Meeting of Shareholders. In this regard, we have decided to hold a Class Meeting of Shareholders of Common Shares on the same date as the Ordinary General Meeting of Shareholders so that a resolution may be passed pursuant to Article 322, Paragraph 1, Item 7 of the Companies Act.

If you do not expect to be present at the meetings, you may exercise your voting rights in writing by returning to us the enclosed voting form indicating your approval or disapproval of the proposal. In this connection, please review the accompanying reference documents for general meeting of shareholders and deliver the above-mentioned voting form to us no later than 5:00 p.m. on Wednesday, June 26, 2013. Alternatively, by using your PC, smartphone or mobile phone, you may exercise your voting rights at http://www.evote.jp/, the website we use that allows our shareholders to exercise their voting rights. If you wish to exercise your voting rights using this method, please refer to “Procedure for Exercising Voting Rights via the Internet” on pages 45 and 46 before doing so.

Yours Faithfully

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Details

1. Date and time: Thursday, June 27, 2013, at 10:00 a.m.

2. Location: 35, Honmachi 1-chome, Wakayama-shi, Wakayama

                 4th floor, Conference Room, Head Office, The Kiyo Bank, Ltd.

3. Agenda of the meetings

[Ordinary General Meeting of Shareholders]

Matters to be reported	[omitted]
Matters to be resolved
Proposal 1	[omitted]
Proposal 2	[omitted]
Proposal 3	[omitted]
Proposal 4	Approval for Absorption-type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.
Proposal 5	[omitted]
Proposal 6	[omitted]

[Class Meeting of Holders of Common Shares]

Matters to be resolved
Proposal	Approval for Absorption-type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.

End

•	When you attend the meetings, please submit the enclosed voting form to the receptionist at the location.

•

Please note that persons other than shareholders, including non-shareholder proxies and persons accompanying shareholders, are not allowed to attend. Where you have entrusted a proxy with the exercise of your voting rights pursuant to the provision of the Articles of Incorporation, you are required to submit a document certifying the power of attorney of your proxy.

•

Should there arise a need to revise any matter to be contained in the business report, financial statements, consolidated financial statements or the reference documents for general meeting of shareholders, the revised matters will be posted on our Internet website ( http://www.kyfg.com ).

Attachment to the Notice of Convocation of the 8th General Meeting of Shareholders

8th Term	[	From April 1, 2012	]	Business Report
To March 31, 2013

1. Matters Regarding the Present Conditions of Kiyo Holdings, Inc.

1) Business Progress and Results of the Kiyo Financial Group

The Kiyo Financial Group (Kiyo Holdings, Inc.; hereinafter referred to as “the Company” or “Kiyo Holdings” and its subsidiaries) is engaged in banking business as its core operation and is involved in other financial service-related businesses such as information systems-related services, bank operating agency business, credit guarantee, credit cards, and leasing. In an all-out effort, our group companies have strived to further strengthen our management base while contributing to the development of local communities by offering high-quality financial services that meet diversified customer needs.

Domestic economy

In the fiscal period under review, tough conditions continued in the Japanese economy, since despite domestic demand providing some underpinning for the economy, such as from demand relating to earthquake disaster reconstruction and personal consumption, adverse factors persisted, including the deceleration of the global economy due to the prolonged European debt crisis, the prolonged appreciation of the yen, and concerns about restrictions on the power supply. Moreover, in and after September, production and personal consumption trended weakly due, for example, to a considerable decline in exports to China following the deterioration of Japan-China relations and the end of a Japanese Government scheme to subsidize the purchase of eco cars.

However, after the change of government in December, the economy began to show positive signs, such as correction of the yen’s appreciation and rising share prices, due to expectations that the Government would enact economic, financial, and other measures and other positive trends.

Regional economies

The recovery of the economies of Wakayama Prefecture and Osaka Prefecture appeared to have stalled in the first half of the fiscal year due to the impact of such factors as the yen’s appreciation, the rising prices of raw materials, and the electric power shortage. In the second half of the fiscal year, production and personal consumption continued to trend weakly because of reasons including the deceleration of the global economy and the end of the Government’s subsidy for the purchase of eco cars. After the change of government, movements toward economic recovery were seen due to the depreciation of the yen and the upturn in share prices. In Wakayama Prefecture, however, business confidence only partly improved and conditions in the economy as a whole remained unchanged.

In this sort of operating environment, the construction of large-scale photovoltaic and wind power generation facilities that take advantage of the region’s natural characteristics was planned or took place in multiple locations in Wakayama Prefecture. In addition, traffic infrastructure-related initiatives, including the commencement of the Project for Promoting the Yuasa-Gobo Road to Route 4 and a project to improve the Susami-Taiji section of the Kisei Line of the Kinki Expressway, which is planned to go round the Kii Peninsula, also got underway.

Financial conditions

In financial terms, governments around the world continued to strengthen their monetary-easing measures due to the impact of the prolonged European debt crisis. In this environment, Japan’s long-term interest rates had been trending downwards since the beginning of the fiscal year, dropping to around 0.7% in the beginning of December. Thereafter, the change of government in December triggered a rise in long-term interest rates, which climbed to around 0.8%. But due to expectations that the Bank of Japan would strengthen its monetary-easing measures, the interest rates dropped to 0.5% by the end of the fiscal year.

The Nikkei Stock Average, which was trending around 10,000 yen at the beginning of the fiscal year, at one point fell into the range of 8,000 to 8,500 yen due to market participants reacting pessimistically to the prolonged European debt crisis and the sustained appreciation of the yen, but it subsequently trended into the range of 8,500 to 9000 yen. In and after December, the yen depreciated and share prices advanced on the back of expectations for economic and monetary-easing measures from the new Government. In this environment, the Nikkei Stock Average rose back to around 12,000 yen by the end of the fiscal year.

In foreign exchange rates, the yen fluctuated around the lower half of the 80 yen/US dollar level at the beginning of the fiscal year. Thereafter, however, the yen continued to appreciate due to factors such as the prolonged European debt crisis and the continuous strengthening of monetary-easing measures, and subsequently the yen trended within the upper half of the 70 yen/US dollar level. After December, the yen continued to depreciate, which was triggered by forecasts that the Bank of Japan would strengthen its monetary-easing measures, and by the end of the fiscal year the yen had weakened to a level of around 94 yen/US dollar.

Business conditions at the Group

In this kind of financial and economic environment, the Group launched its Phase III Medium-term Business Plan in April 2012 and based on its policy of endeavoring to become a bank continuously selected by customers, it strove to enhance the convenience it provides to its customers by focusing on supplying them with enhanced financial products and services, and it worked to improve its business results and strengthen its management practices.

As a result of these efforts, it was able to improve the balance of loans and bills discounted as well as deposits. In terms of profit and loss, it considerably increased net other business income, which was mainly due to the performance of bond-related profit and loss, while it also reduced net credit costs so that a level of profit much higher than the original forecast was achieved.

Nevertheless, the earnings environment remained tough for net interest income, etc., which constitutes the main part of the income generated by the Bank’s principal business. Yields on loans and discounts fell, interest on loans and discounts considerably declined due to the impact of the reduction in the market rate of interest, and interest and dividends on securities were also down.

As a result, the Group recorded consolidated ordinary revenue of 87.206 billion yen, consolidated ordinary expenditure of 59.963 billion yen, and consolidated ordinary profit of 27.242 billion yen.

Based on this performance, as the dividend for the term, the Company will pay three (3) yen per common share to holders of common shares and the certain preferred dividends to holders of preferred shares.

The balance of main accounts as of the end of the fiscal year is as stated below.

Loans and Bills Discounted increased by 36.6 billion yen during the term to 2.5759 trillion yen.

Deposits increased by 92.4 billion yen during the term to 3.5324 trillion yen. This was primarily due to the promotion of stable fundraising, mainly from personal and corporate deposits.

Securities decreased by 84.4 billion yen during the term to 984.6 billion yen.

In addition, the consolidated capital adequacy ratio (secondary standard) became 11.14% (preliminary estimation).

Issues to be addressed

The Group is currently working on the Phase III Medium-term Business Plan, a three-year plan running from April 2012 to March 2015. Within this plan, it has stated its goal of “the bank endeavoring to be continuously selected by customers.”

The Kiyo Bank, Ltd., a consolidated subsidiary of the Company, will celebrate the 120th year since its foundation in May 2015. In this context, the three-year period of the plan has been positioned as a period for the Bank to work on reforms in order to continue to be a bank that continues to contribute to the local community.

The Group is committed to seeking to further strengthen its sales business structure and management bases that it has built up to the present time, utilizing them to actively provide its customers with financial services and useful information, while also striving to strengthen its consulting services and working hard to be a good advisor to customers.

The local community is the basis of the existence of the Group. Therefore, it is committed to continuing to have the unwavering confidence of the community through its sound business activities and activities that contribute to society, while also being fully aware of its social responsibilities and public missions as a corporate citizen with sound judgment.

In addition, the Group is also committed to upgrading its risk management and increasing management capabilities in order to further improve the soundness, stability, and transparency of its management, as well as focusing on establishing an ever higher level of corporate governance.

It is said that there is a high probability that an earthquake will occur in the Tonankai-Nankai area in the near future, which is the region in which the Group carries out its business activities. Therefore, the Group is also committed to preparing an effective initial response and business continuation plan in the event of such an emergency situation.

As a bank that gives the greatest importance to customer satisfaction, the Group will continue to exercise wisdom as a good advisor to customers and work as hard as it can for its customers in order to achieve its goal of becoming a bank continuously selected by customers.

We look forward to our shareholders’ and customers’ further and continued support in the future.

(2) Consolidated and Non-consolidated Assets and Earnings

A. Consolidated assets and earnings of the Kiyo Financial Group

(Unit: 100 million yen)

	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
Consolidated ordinary revenue	862	872	843	872
Consolidated ordinary profit	66	112	146	272
Consolidated current net profit	58	66	76	181
Consolidated comprehensive profit	—	97	196	277
Consolidated net assets	1,589	1,659	1,830	1,906
Consolidated total assets	36,730	37,712	38,548	39,274

(Note) For calculations of the above figures, fractions less than the stated unit were rounded off.

B. Non-consolidated assets and earnings of Kiyo Holdings, Inc.

(Unit: 100 million yen, unless otherwise stated)

	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
Operating revenue	30	36	35	35
Dividends received	28	34	33	33
Bank subsidiaries	28	34	33	33
Other subsidiaries	0	0	0	0
Net profit (million yen)	2,617	3,189	3,071	4,373
Net profit per share (yen)	2.70	3.57	3.50	5.60
Total assets	1,424	1,376	1,379	1,218
Share of bank subsidiaries	1,301	1,301	1,301	1,147
Share of other subsidiaries	9	9	9	9

(Note) For calculations of the above figures, fractions less than the stated units were rounded off.

(3) Employees of the Group

	As of March 31, 2013		As of March 31, 2012
	Banking	Other	Banking	Other
Number of employees	2,242	513	2,265	549

(Note)	The above figures are the numbers of employed persons. Executive officers of the subsidiary bank, part-time employees, and temporary employees are not included.

(4) Major Places of Business of the Group, etc.

A. Banking business

The Kiyo Bank, Ltd.

	Number of bank branches
		As of March 31, 2012
Wakayama Prefecture	68	(68)
Osaka Prefecture	36	(36)
Nara Prefecture	2	(2)
Tokyo Metropolis	1	(1)
Total	107	(107)

(Note)	The number of bank branches in Wakayama Prefecture includes Internet branches, which are online virtual banking offices.

B. Other businesses

For businesses other than the banking business in which the Group companies are engaged, please see “(6) Major Parent Company and Subsidiaries, etc.”

(5) Capital Investment of the Group

A. Total amount of capital investment

(Unit: million yen)

Segment of business	Investment amount
Banking	1,289
Other	255
Total	1,545

B. New installation, etc. of major equipment

(Unit: million yen)

Segment of business	Description	Investment amount
Banking	Office machines	442

(6) Major Parent Company and Subsidiaries, etc.

A. Parent company

Not applicable.

B. Subsidiaries, etc.

Company name	Location	Main business	Date of foundation	Stated capital (million yen)	Percentage of voting rights held by the Company in the subsidiary		Other
The Kiyo Bank, Ltd.	35 Honmachi 1-chome, Wakayama-shi, Wakayama	Banking	May 2, 1894	80,096	100%		—

Kiyo Information Systems, Ltd.	2240, Nakanoshima, Wakayama-shi	Computer system-related business	February 1, 1985	80	58.2%		—

The Kiyo Business Service Co. Ltd.	2240, Nakanoshima, Wakayama-shi	Bank operations agency business Dispatch of workers	September 30, 2003	60	100 (100	% %)	—

The Hanwa Credit & Guaranty Service Co., Ltd.	2240, Nakanoshima, Wakayama-shi	Credit guarantee business	July 11, 1979	480	100 (100	% %)	—

The Kiyo Lease & Capital Co., Ltd.	24, Shichibancho, Wakayama-shi	Lease business Venture capital business	January 9, 1996	150	66.7 (66.7	% %)	—

The Kiyo Card Co., Ltd.	45, Honmachi 4-chome, Wakayama-shi	Credit card business	September 5, 1990	60	55 (55	% %)	—

The Kiyo Card DC Co., Ltd.	45, Honmachi 4-chome, Wakayama-shi	Credit card business	September 5, 1990	90	88.2 (88.2	% %)	—

(Note)	Figures in parentheses in the “Percentage of voting rights held by the Company in the subsidiary” column indicate the percentage of voting rights indirectly held by the Company.

C. Overview of the Company’s major business alliances

Not applicable.

(7) Main Creditors

Not applicable.

(8) Transfer of Business, etc.

Not applicable.

(9) Other Important Matters Regarding the Group

Not applicable.

2. Matters Regarding Corporate Officers (Directors and Audit & Supervisory Board Members)

(1) Corporate Officers

(as of March 31, 2013)

Name	Position and role	Important offices concurrently held	Other
Hiroomi Katayama	(Representative Director) President	(Representative Director) President, The Kiyo Bank, Ltd.

Susumu Yonesaka	Senior Managing Director Director of Group Planning Division	Senior Managing Director, The Kiyo Bank, Ltd.

Kiyoteru Izumi	Managing Director General Manager of Group Operating Division	Managing Director, The Kiyo Bank, Ltd.

Yukio Narita	Managing Director	Managing Director, The Kiyo Bank, Ltd.

Akio Sakamoto	Director	(Representative Director) President, Kiyo Information Systems, Ltd.

Hachiro Mizuno	Director (outside director)	Representative Partner, Mizuno Law Office

Katsuji Higuchi	Audit & Supervisory Board Member (full-time)	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

Takakazu Kitayama	Audit & Supervisory Board Member (full-time)	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

Masanori Matsukawa	Audit & Supervisory Board Member (outside officer)	Audit & Supervisory Board Member, The Kiyo Bank, Ltd. Executive officer, Yodoyabashi & Yamagami Legal Professional Corporation Part-time Director, Asakawagumi Co., Ltd.

Minoru Masuo	Audit & Supervisory Board Member (outside officer)	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

Katsuyuki Ohira	Audit & Supervisory Board Member (outside officer)	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

Toru Tamai	Audit & Supervisory Board Member		Retired on June 28, 2012

(Note)	1.	Mr. Takakazu Kitayama was elected and assumed the position of Audit & Supervisory Board Member at the 7th General Meeting of Shareholders held on June 28, 2012. Mr. Toru Tamai retired from the position of Audit & Supervisory Board Member at the conclusion of the 7th General Meeting of Shareholders held on June 28, 2012.

2.	Director Mr. Hachiro Mizuno is an Outside Director as stipulated in Item 15, Article 2 of the Companies Act. The Company has notified the Tokyo Stock Exchange of his position as an Independent Director.
3.	Audit & Supervisory Board Members Messrs. Masanori Matsukawa, Minoru Masuo, and Katsuyuki Ohira are Outside Directors as stipulated in Item 16, Article 2 of the Companies Act.
4.	Director Mr. Hachiro Mizuno is a lawyer with a considerable degree of expertise on legal affairs and compliance.
5.	Audit & Supervisory Board Member Mr. Masanori Matsukawa is a lawyer with a considerable degree of expertise on legal and financial affairs and accounting.
6.	Audit & Supervisory Board Member Mr. Minoru Masuo successively held various posts at Nankai Electric Railway Co., Ltd., such as Vice President and Representative Director, after serving as accounting manager for eight years. He possesses a considerable degree of expertise on financial affairs and accounting.
7.	Audit & Supervisory Board Member Mr. Katsuyuki Ohira held office as Chief Treasurer of Wakayama Prefecture for four years and then as Managing Director of Credit Guarantee Corporation of Wakayama Prefecture and Audit & Supervisory Board Member at New Kansai International Airport Co., Ltd. in addition to other positions, and possesses a considerable degree of expertise on financial affairs and accounting.
8.	Of the directors, Messrs. Hiroomi Katayama, Susumu Yonesaka, Kiyoteru Izumi and Yukio Narita are authorized to hold concurrent posts in accordance with the provision of the Banking Act since they are directors who engage in the ordinary business of Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.
9.	Of the directors, Mr. Akio Sakamoto is authorized to hold concurrent posts in accordance with the provision of the Banking Act since he is a director who engages in the ordinary business of Kiyo Holdings, Inc. and Kiyo Information Systems, Ltd.
10.	Changes in directors There have been no changes since the end of the fiscal year.

(2) Remuneration, etc. Paid to Corporate Officers

(Unit: million yen)

Title	Number of officers who received remuneration, etc.	Amount of remuneration, etc.
Directors	6	32(0)
Audit & Supervisory Board Members	6	9
Total	12	41(0)

(Note)	1.	For calculations of the above figures, fractions less than the stated unit were rounded off.
	2.	Figures in parentheses are amounts paid for reasons other than remuneration.
	3.

The upper limits of the amounts of remuneration payable to directors and audit & supervisory board members determined by the general meeting of shareholders are as follows:

directors: 180 million yen (15 million yen per month)
audit & supervisory board members: 84 million yen (7 million yen per month)

3. Matters Regarding Outside Officers

  (1) Concurrent Posts Held by Outside Officers and Other Related Matters

Name	Concurrent posts and other related matters
Hachiro Mizuno	Representative Partner, Mizuno Law Office

Masanori Matsukawa	Audit & Supervisory Board Member, The Kiyo Bank, Ltd. Executive Officer, Yodoyabashi & Yamagami Legal Professional Corporation Part-time Director, Asakawagumi Co., Ltd.

Minoru Masuo	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

Katsuyuki Ohira	Audit & Supervisory Board Member, The Kiyo Bank, Ltd.

(Note)	1.	The Kiyo Bank Ltd. is a subsidiary of Kiyo Holdings, Inc.
	2.	There are no special business interests between Kiyo Holdings Inc. and other companies in which Outside Officers hold important concurrent posts.

(2) State of Major Activities Carried Out by Outside Officers

Name	Term of office served	Attendance of meetings of the Board of Directors	Remarks made at board meetings and other major activities
Hachiro Mizuno	5 years and 9 months	Attended 12 out of 12 regular meetings of the Board of Directors	Makes remarks on legality of business execution and compliance based on his extensive knowledge and experience as a lawyer

Masanori Matsukawa	7 years and 2 months	Attended 11 out of 12 regular meetings of the Board of Directors, and 14 out of 15 meetings of the Audit & Supervisory Board	Makes remarks and provides suggestions mainly on legal compliance based on his extensive knowledge and experience as a lawyer

Minoru Masuo	7 years and 2 months	Attended 12 out of 12 regular meetings of the Board of Directors, and 15 out of 15 meetings of the Audit & Supervisory Board	Makes remarks and provides suggestions on the Company’s financial affairs and accounting

Katsuyuki Ohira	6 years and 9 months	Attended 12 out of 12 regular meetings of the Board of Directors, and 15 out of 15 meetings of the Audit & Supervisory Board	Makes remarks and provides suggestions on the Company’s overall management from an objective and neutral viewpoint

(3) Remuneration, etc. Paid to Outside Officers

(Unit: million yen)

	Number of Outside Officers who received remuneration, etc.	Amount of remuneration, etc. from the Company	Amount of remuneration, etc. from the Company’s parent company, etc.
Total amount of remuneration, etc.	4	6(0)	10

(Note)	1.	For calculations of the above figures, fractions less than the stated unit were rounded off.
	2.	Figures in parentheses are amounts paid for reasons other than remuneration.

4. Matters Regarding Shares of Kiyo Holdings, Inc.

(1) Number of shares	Total number of authorized shares	Common shares	1,798,381 thousand
		Class 1 preferred shares	101,734 thousand
		Class 2 preferred shares	4,170 thousand
		Class 3 preferred shares	6,000 thousand
	Total number of outstanding shares issued	Common shares	745,017 thousand
		Class 1 preferred shares of the fourth issue	23,000 thousand

(Note)	1.	For calculations of the above numbers of shares, numbers less than one thousand were rounded off.
	2.	Of the 45,000 thousand outstanding Class 1 preferred shares of the fourth issue, 22,000 thousand shares were acquired by Kiyo Holdings, Inc. on September 6, 2012, and all of them were cancelled by the Company on the same date.

(2) Number of shareholders as of March 31, 2013	Common shares	23,193
	Class 1 preferred shares of the fourth issue	1

(3) Major Shareholders

A. Common shares

Name of shareholder	Financial contribution to the Company
	Number of shares held	Ratio of shareholding
Japan Trustee Services Bank, Ltd. (Trust Account)	23,580 thousand	3.21%
The Master Trust Bank of Japan, Ltd. (Trust Account)	17,012	2.31
Kiyo Financial Group Employee Stock Holding Partnership	16,019	2.18
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	12,000	1.63
Minato Gumi Co., Ltd.	10,394	1.41
Japan Trustee Services Bank, Ltd. (Trust Account 4)	8,440	1.14
SHIMA SEIKI MFG., Ltd.	8,396	1.14
Nankai Electric Railway Co., Ltd.	7,114	0.96
Obayashi Corporation	7,059	0.96
Sompo Japan Insurance Inc.	7,019	0.95

(Note)	1.	For calculations of the above numbers of shares held, numbers less than one thousand were rounded off.
	2.	Kiyo Holdings, Inc., which holds 10,999,748 shares as treasury stock, is not included in the above list. For calculations of the percentage of the total shares issued, figures beyond the third decimal place were omitted after deducting the number of treasury stock from the total shares issued.

B. Class 1 preferred shares of the fourth issue

Name of shareholder	Financial contribution to the Company
	Number of shares held	Ratio of shareholding
The Resolution and Collection Corporation	23,000 thousand	100%

(Note)	1.	For calculations of the above number of shares held, numbers less than one thousand were rounded off.
	2.	For calculations of the percentage of the total shares issued, figures beyond the third decimal place were omitted.

5. Matters Regarding Accounting Auditors

(1) Accounting Auditors

(Unit: million yen)

Name	Amount of remunerations, etc. for the fiscal year	Other
KPMG AZSA LLC. Designated Limited Liability Partner Kazuo Kawai Designated Limited Liability Partner Ken Okuda Designated Limited Liability Partner Hiroshi Umetsu	19	—

(Note)	The total amount of money and other financial benefits to be paid by the Company, as well as its subsidiaries and subsidiary corporations, as defined by the Banking Act: 86 million yen.
KPMG AZSA LLC is also an accounting auditor for the Company’s subsidiaries that are subject to audits by accounting auditors.

(2) Other Matters Regarding Accounting Auditors

Policy for decision-making on the dismissal or non-reappointment of accounting auditors

In the event that the Company’s accounting auditor is deemed to correspond to any of the circumstances set forth in Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Board of the Company will discuss whether or not to dismiss said accounting auditor. In addition, the Board of Directors of the Company will discuss whether or not to submit to the General Meeting of Shareholders a proposal regarding the dismissal or non-reappointment of the accounting auditor, after obtaining approval from the Audit & Supervisory Board or upon request by the Audit & Supervisory Board, if it is deemed that it will be difficult for the accounting auditor to fulfill their duties properly, or if it is deemed necessary to do so for other reasons.

6. Systems for Ensuring Appropriate Business Practices

For the purpose of developing and maintaining systems that ensure the appropriateness of business practices by Kiyo Holdings, Inc. and other companies that belong to the Kiyo Financial Group, the following measures are taken.

(1) System for the storage and management of information on the execution of directors’ duties

In order to develop a system for the storage and management of information on the execution of directors’ duties, the Company formulates regulations on document management, and verifies their application and reviews said regulations and related matters as necessary.

(2) Regulations and other systems relating to the management of the risk of loss

In order to develop an appropriate risk management system, the Company implements the following measures:

•	“Unified control of risk management” and “enhancement of comprehensive risk management” are the basic policies of the Kiyo Financial Group.

•

In accordance with the basic risk management policy of the Group, formulated “Risk management regulations” in order to clarify risks that need to be managed by the Group and to manage a diversity of risks in an integrated manner.

•

Establish a risk management committee to check whether the Group’s risk management system works in an appropriate and effective manner while collectively ascertaining and identifying risks throughout the Group and discussing appropriate measures against such risks. The committee, headed by the Representative President as the chairman, consists of all directors and General Managers.

•	Formulate standards for timely disclosure so that information about risks and other important matters will be disclosed in a timely and appropriate manner.

(3)	System for ensuring efficient execution of directors’ duties

In order to develop a system for ensuring efficient execution of directors’ duties, the Company implements the following measures:

•

The Board of Directors establishes organizational regulations, such as those regarding the division of duties and administrative authorities, so that the duties of directors and employees are efficiently executed.

•

In order to ensure effective cooperation and mutual supervision among departments, the Company makes effective use of management meetings as well as various committees, etc. , where important issues are discussed.

(4)	System for ensuring compliance with applicable laws and ordinances, as well as the Articles of Incorporation, on the execution of duties by directors and employees

In order to ensure that all officers and employees comply with applicable laws and ordinances, as well as the Articles of Incorporation, the Company implements the following measures:

•

Formulate “The Kiyo Financial Group Charter of Conduct,” “The Kiyo Financial Group Code of Conduct,” “The Kiyo Financial Group Code of Conduct for Officers and Employees,” and “The Kiyo Financial Group Regulations on Legal Compliance,” and disseminates them to all officers and employees of the Group.

•	Establish a compliance committee consisting of outside experts.

•	Disclose the Group’s efforts on compliance in an active manner.

•

The Company states in the Kiyo Financial Group Charter of Conduct that it will resolutely combat anti-social forces that threaten order and security in society. In addition, the Company has formulated its Regulations on Responding to Anti-social Forces to clarify its response policy as an organization and to provide for a response to anti-social forces systematically across the Company.

(5)	Systems for ensuring the appropriateness of business practices within the Kiyo Financial Group comprised of Kiyo Holdings, Inc. and its subsidiaries

For the purpose of developing and maintaining systems that ensure the appropriateness of business practices within the Kiyo Financial Group, the following measures shall be taken.

•

Issue directions to subsidiaries of the Company regarding the observance of basic policies and regulations on compliance and risk management established by the Company and disseminate them throughout the Group.

•

Formulate “internal rules on the Kiyo Financial Group’s business management.” In accordance with the rules, a division in charge at the Company shall ascertain the status of business operations conducted by the Company’s subsidiaries in a timely and appropriate manner and give directions or orders to them as necessary.

•

With the aim of ensuring the appropriateness of business practices within the entire Group, a division responsible for internal audits at the Company shall supervise internal auditing operations for the Group. In addition, the division shall conduct singly, or in cooperation/liaison with internal audit division of subsidiaries, internal audits of group companies as necessary.

(6)	Matters regarding the assignment of employees to assist the audit & supervisory board members in their duties

Upon a request from an audit & supervisory board member for the assignment of employees to assist them with their duties, the Company will promptly assign the required number of said employees.

(7)	Matters regarding the independence of employees assisting audit & supervisory board members in their duties from directors

In order to ensure the independence from directors of employees who are assisting audit & supervisory board members in their duties, the Company implements the following measures:

•	Employees assigned to assist an audit & supervisory board member in their duties shall not take directions or orders from any directors.

•

The reassignment of employees assigned to assist an audit & supervisory board member in their duties requires the audit & supervisory board member’s consent. When a performance review is conducted on said employees, the audit & supervisory board member’s opinions shall be listened to and respected.

(8)	Systems for reporting from directors, employees, and other persons to audit & supervisory board members

In order to develop systems for reporting to audit & supervisory board members, the Company implements the following measures:

•

In the event that a director or an employee becomes aware of a violation of a law, ordinance, or similar, or any event or action that may cause substantial detriment to the Company, the director or employee shall promptly give notification of the relevant matter.

•	Directors and employees shall periodically report to audit & supervisory board members on the status of the execution of business in their respective departments.

•	Upon a request from an audit & supervisory board member directors and employees shall promptly report to them on the status of the execution of business in their respective departments.

(9)	Other systems for ensuring the effective execution of audits by audit & supervisory board members

In order to develop systems for ensuring the effective execution of audits by audit & supervisory board members, the Company implements the following measures:

•	Audit & supervisory board members shall periodically meet with the President to exchange opinions with them on critical issues and to request action be taken that they deem necessary.

•	Audit & supervisory board members may attend management meetings and other important meetings.

[Ordinary General Meeting of Shareholders]

Reference Documents for General Meeting of Shareholders

Proposals and Reference Matters

Proposal 1	[omitted]

Proposal 2	[omitted]

Proposal 3	[omitted]

Proposal 4 Approval of Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.

(Please refer to the Supplement.)

Proposal 5	[omitted]

Proposal 6	[omitted]

[Class Meeting of Holders of Common Shares]

Reference Documents for General Meeting of Shareholders

Proposal and Reference Matters

Proposal Approval of Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.

The aforesaid proposal is the same as Proposal 4 “Approval of Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.” submitted to the Ordinary General Meeting of Shareholders. Therefore, please refer to the Supplement.

End

[Reference Documents for the 8th Ordinary General Meeting

of Shareholders and the Class Meeting of Holders of

Common Shares <Supplement>]

[Ordinary General Meeting of Shareholders]

Proposal 4 Approval of Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.

[Class Meeting of Holders of Common Shares]

Proposal Approval of Absorption-Type Merger Agreement between Kiyo Holdings, Inc. and the Kiyo Bank, Ltd.

Kiyo Holdings, Inc.

1.	Reason for implementing absorption-type merger

Kiyo Holdings, Inc., (hereinafter referred to as the “Company”) was established with the purpose of facilitating management integration between the Kiyo Bank, Ltd. (hereinafter referred to as the “Kiyo Bank”) and the former Wakayama Bank, Ltd., as the holding company of the two banks, in February 2006. Since then, the Company has been engaged in promoting management integration and realizing synergies from the integration at an early stage, as well as merging the two banks in October 2006. Today, more than six years after the Merger, the Company believes that the purpose of its establishment has almost been fulfilled.

Additionally, the business environment around the Company has changed considerably during the preceding years. Management will be required to further speed up management decision-making and to further strengthen corporate governance in the future.

In consideration of these circumstances, the Company has decided to abolish the pure holding company system and change to a simpler group structure, centered on the Kiyo Bank, the Company’s subsidiary company which is a business company, in order to expedite decision-making, to promote efficiency in operations, establish a healthier and sounder financial position, and to make continued contributions to revitalizing the regional economy through its stable financial functions. We have decided to implement the aforesaid absorption-type merger, with the Kiyo Bank as the surviving company, with the aim of realizing the reorganization of the aforesaid group system while minimizing any adverse effects on the business activities of the Group; specifically, maintaining the various licenses that have been obtained by the Kiyo Bank.

2.	Details of the absorption-type merger agreement

The details of the absorption-type merger agreement are as shown in the following Merger Agreement (copy):

Merger Agreement (Copy)

Kiyo Holdings, Inc. (hereinafter referred to as the “Company”) and the Kiyo Bank, Ltd. (hereinafter referred to as the “Bank”) entered into this Merger Agreement (hereinafter referred to as the “Agreement”) and agreed as follows.

(The Method for Merger and the Trade Names and Addresses of the Companies Concerned)

Article	1	The Company and the Bank shall conduct an absorption-type merger with the Bank being the surviving company and the Company being the absorbed company (hereinafter referred to as the “Merger”).

	2	The trade names and addresses of the surviving company and the absorbed company in the Merger are as set forth in the following items:

(1)	The surviving company

	Trade name:	The Kiyo Bank, Ltd.
	Address:	35, Honmachi 1-chome, Wakayama-shi, Wakayama

(2)	The absorbed company

	Trade name:	Kiyo Holdings, Inc.
	Address:	35, Honmachi 1-chome, Wakayama-shi, Wakayama

(The Number of Shares Issued upon the Merger and Matters Pertaining to their Allotment)

Article	2	Upon the Merger, the Bank shall issue its common shares to shareholders of the Company’s common shares as stated or registered in the Company’s final shareholder registry (excluding the Company and the Bank) immediately before the point in time at which the Merger takes effect (hereinafter referred to as the “Base Point”), so that the number of common shares of the Bank as set forth above will be equivalent to the number of common shares of the Company held by said shareholders multiplied by 0.1.

	2	Upon the Merger, the Bank shall allot its common shares to shareholders of the Company’s common shares as stated or registered in the Company’s shareholder registry as of the Base Point (excluding the Company and the Bank) at the rate of 0.1 common shares of the Bank per common share of the Company (excluding the shares relating to the share purchase demand pursuant to Article 785 Paragraph 1 of the Companies Act).

	3	Upon the Merger, the Bank shall issue its Class-IV preferred shares to shareholders of the Company’s preferred shares as stated or registered in the Company’s final shareholder registry (excluding the Company and the Bank) as of the Base Point, so that the number of Class-IV preferred shares of the Bank as set forth above will be equivalent to the number of preferred shares of the Company held by said shareholders multiplied by 0.1. The details of the Class-IV preferred shares of the Bank shall be as set forth in the terms and conditions in Exhibit 1.

	4	Upon the Merger, the Bank shall allot its Class-IV preferred shares to shareholders of the Company’s preferred shares as stated or registered in the Company’s shareholder registry as of the Base Point (excluding the Company and the Bank) at the rate of 0.1 Class-IV preferred shares of the Bank per preferred share of the Company (excluding the shares relating to the share purchase demand pursuant to Article 785 Paragraph 1 of the Companies Act).

	5	Notwithstanding any of the provisions prescribed in Paragraph 1 through Paragraph 4 of this article, if the number of common shares of the Bank issued by the Bank to a shareholder of common shares of the Company, or the number of Class-4 preferred shares of the Bank issued by the Bank to a shareholder of preferred shares of the Company has a fraction of less than one (1) share, the Bank shall handle such fraction pursuant to Article 234 of the Companies Act or other applicable laws.

(Matters Pertaining to the Amounts of Stated Capital and Reserves)

Article 3	Due to the Merger, the stated capital and reserves of the Bank shall be increased by the following amounts:

(1)	Stated Capital	Zero (0) yen

(2)	Capital reserves	Zero (0) yen

(3)	Earned surplus reserves	Zero (0) yen

(General meeting of shareholders’ Approval for the Merger and Related Matters)

Article 4	At the ordinary general meeting of shareholders, the class meeting of shareholders of common shares and the class meeting of shareholders of preferred shares that are scheduled to be held on June 27, 2013, the Company shall seek a resolution to approve this Agreement and resolutions on other matters necessary for the Merger.

2	At the class meeting of shareholders of common shares, the class meeting of shareholders of preferred shares, and the class meeting of shareholders of Class-II preferred shares that are scheduled to be held on June 27, 2013, the Bank shall seek a resolution to approve this Agreement and resolutions on other matters necessary for the Merger. However, with regard to the approval of this Agreement and other matters necessary for the Merger, the holding of a class meeting of shareholders of common shares may be omitted if all shareholders of common shares have indicated in writing their consent, and a class meeting of shareholders of preferred shares may be omitted if all shareholders of preferred shares have indicated in writing their consent, and a class meeting of shareholders of Class-II preferred shares may be omitted if all shareholders of Class-II preferred shares have indicated in writing their consent, by means of the procedures pursuant to Article 319 Paragraph 1 of the Companies Act applied mutatis mutandis in Article 325 of the Companies Act. Pursuant to Article 796 Paragraph 1 of the Companies Act, with respect to the shareholders of common shares of the Bank, the resolution of the general meeting of shareholders to approve this Agreement set forth in Article 795 Paragraph 1 of the Companies Act shall not be made.

3	Notwithstanding the provisions of the preceding two paragraphs, the date on which each of the foregoing meetings of shareholders shall be held may be changed upon consultation between the Company and the Bank, should there arise a need relating to the progress of procedures for the Merger or any other reason.

(Effective Date)

Article 5	The Merger shall take effect on October 1, 2013 (hereinafter referred to as the “Effective Date”). However, the Effective Date may be changed to another date upon consultation between the Company and the Bank, should there arise a need relating to the progress of procedures for the Merger or any other reason.

(Upper Limit of the Amount of Dividends of Surplus)

Article 6	The Company may pay dividends of surplus to shareholders or registered pledgees of common shares or preferred shares stated or registered in the final shareholder registry dated March 31, 2013, up to 3 yen per share and 2,202,051,915 yen in aggregate with respect to common shares, and up to 11 yen per share and 253,000,000 yen in aggregate with respect to preferred shares.

2	The Bank may pay dividends of surplus to shareholders or registered pledgees of common shares, preferred shares, or Class-II preferred shares stated or registered in the final shareholder registry dated March 31, 2013, up to 4 yen per share and 2,678,382,268 yen in aggregate with respect to common shares, and up to 20 yen per share and 160,000,000 yen in aggregate with respect to preferred shares, and up to 16 yen per share and 257,600,000 yen in aggregate with respect to Class-II preferred shares.

3	Except as stipulated in this Article, neither of the parties hereto shall pay dividends of surplus with the date before the Effective Date being the reference date, during the period between execution of this Agreement and the Effective Date.

(Management of Corporate Property)

Article 7	During the period between the execution of this Agreement and the day preceding the Effective Date, the parties hereto shall carry out their business and manage and operate their property with the care of a good manager. Any act that may have a material influence on their property, rights, or obligations shall be carried out after agreement is reached between the parties through mutual consultation, except as stipulated in the preceding article.

(Revision of the Bank’s Articles of Incorporation Arising out of the Merger)

Article 8	At the Bank’s general meeting of shareholders, class meeting of shareholders of common shares, class meeting of shareholders of preferred shares, and class meeting of shareholders of Class-II preferred shares, the Bank shall present a proposal to revise its Articles of Incorporation, as set forth in Exhibit 2, as of the Effective Date subject to the cancellation of all of the Bank’s issued common shares, preferred shares, and Class-II preferred shares taken over by the Bank from the Company as a result of the Merger. However, the Bank may revise the proposal to revise its Articles of Incorporation set forth in Exhibit 2, by giving notice to the Company.

(Directors and Auditors of the Bank on and after the Effective Date)

Article 9	With regards to the appointment of the following person to newly take office as a director of the Bank upon the Merger (hereinafter referred to as the “new officer upon the merger”), the Bank shall obtain the resolution of its ordinary general meeting of shareholders to be held on June 27, 2013 (hereinafter referred to as the “the Bank’s Ordinary General Meeting of Shareholders”), or otherwise shall obtain the consent of all shareholders of common shares through procedures pursuant to Article 319 Paragraph 1 of the Companies Act. However, said appointment shall only become effective subject to the Merger taking effect and the new officer upon the merger shall take office on the Effective Date.

Director:    Hachiro Mizuno

2	Regarding the appointments of the following persons to serve as directors or auditors of the Bank irrespective of whether the Merger takes effect, the Bank shall obtain the resolution at the Bank’s Ordinary General Meeting of Shareholders, or otherwise shall obtain the consent of all shareholders of common shares through procedures pursuant to Article 319 Paragraph 1 of the Companies Act.

Director:    Hiroomi Katayama

Director:    Kiyoteru Izumi

Director:    Yasuyuki Matsuoka

Director:    Yasuhiko Morikawa

Director:    Yukio Narita

Director:    Kenjiro Suzuki

Director:    Kyosyu Suzuki

Director:    Keiji Shima

Director:    Hideki Tameoka

Director:    Yuichi Imamura

Director:    Yoshito Takenaka

Audit & Supervisory Board member:    Katsuji Higuchi

Audit & Supervisory Board member:    Masanori Matsukawa

(Procedures for the Listing of the Bank’s Common Shares)

Article 10	Upon the Merger, the parties hereto shall follow the necessary procedures for the listing of the common shares of the Bank on the First Section of the Tokyo Stock Exchange on the Effective Date.

(Employees of the Company)

Article 11	The Bank shall take over the Company’s employees as its own employees on the Effective Date. The treatment of such employees shall be separately stipulated through mutual consultation between the parties hereto.

(Modifications in Terms and Conditions for the Merger and the Termination of this Agreement)

Article 12	Should any material change in the asset conditions or management conditions of any party hereto arise due to natural disasters or for any reason within the period between the date of execution of this Agreement and the day preceding the Effective Date, the terms and conditions for the Merger may be modified or otherwise this Agreement may be terminated after mutual consultation between both parties hereto.

(Validity of this Agreement)

Article 13	This Agreement shall become invalid unless approved by shareholders of the Company or the Bank as stipulated in Article 4, or approved or authorized by the authorities concerned as stipulated by laws.

(Matters Subject to Consultation)

Article 14	Besides matters stipulated herein, matters necessary for the Merger shall be stipulated in accordance with the purpose of this Agreement through mutual consultation between both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate, affixed their name and seal , and each party shall keep one copy.

May 13, 2013

(The Company)	35, Honmachi 1-chome, Wakayama-shi, Wakayama
Kiyo Holdings, Inc.
Hiroomi Katayama, President

(The Bank)	35, Honmachi 1-chome, Wakayama-shi, Wakayama
The Kiyo Bank, Ltd.
Hiroomi Katayama, President

Exhibit 1

Terms and Conditions of Class-IV Preferred Stock

(1)	Preferred dividends

The Bank shall pay shareholders who hold Class-IV preferred shares (hereinafter referred to as the “Class-IV Preferred Shareholders”) or registered pledgees of Class-IV preferred shares (hereinafter referred to as the “Registered Class-IV Pledgees”) the year-end dividends set forth below (hereinafter referred to as the “Preferred Dividends”). However, if the interim dividends described in (iv) below (hereinafter referred to as the “Preferred Interim Dividends”) have been paid for the fiscal year that includes the reference date of said year-end dividends, the Preferred Dividends shall be an amount after deducting said Preferred Interim Dividends.

(i)	Preferred dividends

If the Bank is to pay year-end dividends as set forth in Article 40 of its Articles of Incorporation, the amount equivalent to the amount paid per Class-IV preferred share (7,000 yen) multiplied by the annual dividend rate for the fiscal year hereinafter set forth that includes the reference date of the year-end dividends in question (value in Japanese yen calculated and rounded off to the closest whole number; hereinafter referred to as the “Class-IV Preferred Dividends”) shall be paid to the Class-IV Preferred Shareholders and the Class-IV Preferred Pledgees per Class-IV preferred share, ahead of the shareholders who own common shares (hereinafter referred to as the “Common Shareholders”), and registered pledgees of common shares (hereinafter referred to as the “Registered Common Share Pledgees”). However, the Class-IV Preferred Dividends for the reference date of March 31, 2014, shall be 110 yen.

The annual dividend rate for each fiscal year shall be the rate calculated by using the following equation. However, the annual dividend rate of the Class-IV Preferred Dividends for the reference date of March 31, 2014, shall be 1.510%.

Annual dividend rate = Twelve (12)-month Japanese yen TIBOR + 1.150%

The annual dividend rate shall be rounded off to the 3rd decimal place of the percentage. However, the rate shall not exceed 7.500%.

The revised date of the annual dividend rate shall be April 1 of each year on and after April 1, 2014.

For each business year on and after April 1, 2014, “twelve (12)-month Japanese yen TIBOR” shall be the rate published by the Japanese Bankers Association as the twelve (12)-month Japanese yen TIBOR (page 17097 of the Telerate) as of 11:00 a.m. or a time as close to 11:00 a.m. as possible on the day when the dividend annual rate is revised in each business year (or, if such day is not a business day, then the immediately preceding business day). However, where such interest rate is not published for some reason, “twelve (12)-month Japanese yen TIBOR” shall be the interest rate (indicated as an annual rate) that is reasonably decided as the offered rate applicable for twelve (12)-month loan transactions for Japanese yen in the Tokyo interbank market.

(ii)	Non-cumulative clause

If the distributed amount of the dividends of surplus paid to a Class-IV Preferred Shareholder or a Registered Class-IV Preferred Share Pledgee in any particular business year that includes such reference date does not reach the amount of the Class-IV Preferred Dividends, such shortfall amount shall not accumulate and carry over to subsequent business years.

(iii)	Non-participation clause

Dividends exceeding the Class-IV Preferred Dividends shall not be paid to the Class-IV Preferred Shareholders and the Class-IV Preferred Pledgees.

(iv)	Preferred interim dividends

If the Bank is to pay interim dividends as set forth in Article 41 of its Articles of Incorporation, the amount equivalent to one-half of the Class-IV Preferred Dividends, whose reference date belongs to the fiscal year preceding the fiscal year for which the reference date for the interim dividends in question, shall be paid as the Preferred Interim Dividends to the Class-IV Preferred Shareholders and Registered the Class-IV Preferred Share Pledgees per Class-IV preferred share, ahead of the Common Shareholders and the Registered Common Share Pledgees.

(2)	Distribution of residual assets

In the distribution of residual assets, the amount of 7,000 yen per Class-IV preferred share shall be paid to the Class-IV Preferred Shareholders and the Registered Class-IV Preferred Share Pledgees, ahead of the Common Shareholders and the Registered Common Share Pledgees. Other residual assets shall not be distributed to the Class-IV Preferred Shareholders and the Class-IV Preferred Pledgees.

(3)	Voting rights

The Class-IV Preferred Shareholders shall not have voting rights at the general shareholders meeting. However, the Class-IV Preferred Shareholders shall have voting rights, starting with the Bank’s annual general meeting of shareholders, if a proposal on receiving the full payment of the Class-IV Preferred Dividends is not submitted at the Bank’s annual general meeting of shareholders, or from the end of the Bank’s annual general meeting of shareholders, if such proposal was rejected at said meeting, until the resolution on receiving the full payment of the Class-IV Preferred Dividends is passed.

(4)	Consolidation of shares or split of shares, right to receive allotment of shares for subscription, etc.

A consolidation of shares, a split of shares, or an allotment of shares without contribution shall not be executed for Class-IV preferred shares, unless specified otherwise in laws and regulations. The Class-IV Preferred Shareholders shall not be granted the right to receive an allotment of shares for subscription or the right to receive an allotment of share acquisition rights.

(5)	Demand for purchase with common shares as consideration

The Class-IV Preferred Shareholders may demand issue of the Bank’s common shares in exchange for acquisition of Class-IV preferred shares (hereinafter referred to as “Demand for Purchase”), which shall be possible as follows:

(i)	Period of Demand for Purchase

From October 1, 2013 to September 30, 2016.

(ii)	Initial purchase price

The initial purchase price shall be the amount arrived at by multiplying the amount equivalent to the average closing price for the three trading days closest to September 26, 2013 (excluding this date and days without closing quotes, including offer quotes) (hereinafter referred to as the “Initial Value Calculation Period”) for daily transactions involving common shares of Kiyo Holdings, Inc. at the Tokyo Stock Exchange by 10 (rounded off to the 1st decimal place) (hereinafter referred to as the “Initial Purchase Price”). Should there be a reason to adjust the purchase price set forth in (iv) below during the Initial Value Calculation Period, said initial purchase price shall be adjusted in accordance with (iv) below.

(iii)	Revision of the purchase price

The price shall be revised on the 1st of every month from October 2, 2013 to September 1, 2016 (hereinafter referred to as the “Revision Date”), to the amount equivalent to the average closing price for three trading days closest to each Revision Date (excluding the Revision Date and days without closing quotes, including offer quotes) (hereinafter referred to as the “Revised Value Calculation Period”) for daily transactions involving the Bank’s common shares at the Tokyo Stock Exchange (rounded off to the 1st decimal place) (hereinafter referred to as the “Revision Date Price”). Should there be a reason to adjust the purchase price set forth in (iv) below during the Revised Value Calculation Period, the purchase price after revision shall be adjusted in accordance with (iv) below. However, if the purchase price after revision falls below 596.50 yen (hereinafter referred to as the “Lower-limit Purchase Price”), to which adjustment is to be made in accordance with (iv) below, the purchase price after revision shall be the Lower-limit Purchase Price.

(iv)	Adjustment of the purchase price

(A)	The purchase price (including the Lower-limit Purchase Price described in (iii) above) shall be adjusted with the following equation (hereinafter referred to as the “Purchase Price Adjustment Formula”) if any of (a) to (c) below applies after the Bank issues Class-IV preferred shares (hereinafter the purchase price after adjustment is referred to as the “Purchase Price after Adjustment”).

Purchase Price After Adjustment	=	Purchase Price Before Adjustment	×	Number of the previously issued common shares	+	Number of newly issued & disposed of common shares × Amount paid & disposal price per share
Current price per share

Number of previously issued common shares + Number of the newly issued & disposed of common shares

The Purchase Price after Adjustment shall be rounded off to the 1st decimal place.

(a)	Where common shares are newly issued or disposed of at an amount paid or disposal price below the current price used in the Purchase Price Adjustment Formula (except where issuance in exchange for the acquisition of shares subject to call, shares with put option or share acquisition rights subject to call (including those attached to bonds with share acquisition rights) or where share acquisition rights are being exercised to demand issuance of the Bank’s common shares):

The Purchase Price after Adjustment shall be applied on the day following the payment due date (or the last date of the payment period, when a payment period is set for subscription; hereafter the same) or thereafter, or on the day after any reference date for subscription or thereafter.

(b)	Where common shares are issued due to a split of shares or allotment without contribution (including disposal of the Bank’s common shares in case of allotment without contribution; hereafter the same):

The Purchase Price after Adjustment shall be applied on the day following the reference date for the split of shares or allotment without contribution or thereafter, or the day following the date of enforcement or thereafter, in case of an allotment without contribution without a reference date.

(c)	Where securities (rights) (including share acquisition rights; hereafter the same), which enable the issue or demand for issue of the Bank’s common shares at a price below the current price used in the Purchase Price Adjustment Formula in exchange for the Bank’s purchase of such securities (rights), are issued, or where share acquisition rights that allow demand for acquisition of the Bank’s common shares at a price below the current price used in the Purchase Price Adjustment Formula are issued (including allotment without contribution):

The Purchase Price after Adjustment shall be calculated in accordance with the Purchase Price Adjustment Formula either on the reference date for any subscription or allotment without contribution, or at the end of the payment due date for the securities (rights) if there is no reference date (or date of allotment in case of share acquisition rights, or effective date in case of an allotment without contribution), assuming that the securities (rights) to be issued (including allotment without contribution) have been purchased in full under the initial terms and conditions, the purchase demand has been made in full under the initial terms and conditions, or share acquisition rights have been fully exercised under the initial terms and conditions (in cases of multiple purchase prices and exercise prices, assuming that purchase or demand for purchase being exercised under conditions for acquisition of the Bank’s common shares at the lowest available price, or assuming that share acquisition rights have been exercised under conditions for acquisition of the Bank’s common shares at the lowest available price), on the day following the reference date of subscription or allotment without contribution (if any), or on the day following the payment due date for the securities (rights) if the reference date does not exist ( in case of share acquisition rights on the date of allotment, and in case of allotment without contribution on the effective date).

If the purchase price or exercise price has not been determined as of the aforementioned point in time, notwithstanding the conditions above, the Purchase Price after Adjustment shall be calculated in accordance with the Purchase Price Adjustment Formula, assuming that the remaining securities (rights) that have been issued (including allotment without contribution) as of the point in time for determination of the price are to be purchased in full, or a demand for purchase issued as of said time for determination are to be exercised in full, or the remaining share acquisition rights are to be exercised as of the point in time for determination of the purchase price, on the day following the point in time for determination.

(B)	In addition to the cases described in (a), (b), and (c) under Item (A) above, if there are cases that require adjustment of the purchase price due to events that trigger an actual change or possibility of change in the total number of common shares issued by the Bank, including in cases of a merger, company split, share exchange, share transfer, or consolidation of common shares, the purchase price thereafter shall be revised to a purchase price that the Bank’s board of directors deems rational.

(C)	The “current price per share” used in the Purchase Price Adjustment Formula shall be the average closing price (including offer quotes) for 30 trading days (excluding days without closing prices), starting on the 45th trading day preceding the date of application of the Purchase Price after Adjustment, for daily transactions involving the Bank’s common shares at the Tokyo Stock Exchange. The price shall be rounded off to the 1st decimal place. If a reason for adjusting the purchase price set forth in Item (A) or (B) should emerge during the 45 days mentioned above, the aforementioned average price shall be adjusted in accordance with Items (A) and (B).

(D)	The “purchase price before adjustment” used in the Purchase Price Adjustment Formula shall be the effective purchase price on the day before the Purchase Price after Adjustment takes effect.

(E)	The “number of previously issued common shares” in the Purchase Price Adjustment Formula shall be the number of the Bank’s common shares issued (excluding common shares held by the Bank as of the date) as of the reference date (if any), or on the date one month prior to application of the Purchase Price after Adjustment if a reference date is not stipulated, combined with the number of the Bank’s common shares that have not been issued from among the Bank’s common shares assumed to be newly issued or disposed of common shares as assumed based on Items (A) and (B) under (iv) above. Furthermore, in the case of (b) under Item (A) above, “number of newly issued & disposed of common shares” in the Purchase Price Adjustment Formula shall not include the number of the Bank’s common shares allotted as common shares held by the Bank as of the reference date.

(F)	“Amount paid & disposal price per share” used in the Purchase Price Adjustment Formula are defined as follows:

(a)	The amount paid or disposal price (or appropriate assessment value in case of payment in assets other than money), in the case of newly issued common shares or disposal of common shares held by the Bank at an amount paid or disposal price below the current price described in (a) under Item (A) above

(b)	0 yen in the case of common shares being issued by means of a split of shares or allotment without contribution described in (b) under Item (A)

(c)	Where securities (rights), which enable the issue or demand for issue of the Bank’s common shares at a price below the current price used in the Purchase Price Adjustment Formula in exchange for the Bank’s purchase of such securities (rights), are issued, or where share acquisition rights that allow demand for acquisition of the Bank’s common shares at a price below the current price used in the Purchase Price Adjustment Formula are issued (including allotment without contribution) described in (c) under Item (A), the initial purchase price or exercise price for the share acquisition rights, respectively (with the lowest price available in case of multiple purchase prices and exercise prices), and if the purchase price or exercise price are not determined at the point of issue, the price at the point of price determination

(G)	If the amount of the Purchase Price after Adjustment calculated by the Purchase Price Adjustment Formula and with the purchase price before adjustment being deducted is less than ±1 yen, the purchase price shall not be adjusted. In the event that adjustment of the purchase price becomes necessary prior to the next Revision Date, however, the purchase price shall be calculated by replacing the purchase price before adjustment in the formula with the amount from which the aforementioned difference is deducted from the purchase price before adjustment.

(v)	Number of common shares that must be issued with Demand for Purchase

The number of common shares of the Bank that must be issued with a Demand for Purchase of Class-IV preferred shares shall be as follows:

Number of common shares that must be issued with Demand for Purchase	=	Number of Class-IV preferred shares submitted by Class-IV Preferred Shareholders upon Demand for Purchase × 7,000 yen
Purchase price

Fractions for one share resulting from the calculation of common shares to be issued upon Demand for Purchase shall be rounded off.

(vi)	Description of shares to be issued upon Demand for Purchase

Common shares of the Kiyo Bank, Ltd.

(vii)	Location for acceptance of Demand for Purchase

Office of administrator of shareholder registry:

6-3 Fushimi-cho 3-chome, Chuo-ku, Osaka

Osaka Securities Agency Division, Mitsubishi UFJ Trust and Banking Corporation

(viii)	Effectuation of Demand for Purchase

Demand for Purchase takes effect with the arrival of documents required for Demand for Purchase at the location for acceptance of Demand for Purchase described in (vii) above. Notwithstanding, share certificates need not be submitted when share certificates of Class-IV preferred shares are not issued.

(6)	Bulk purchase with common shares as consideration

The Bank shall acquire all Class-IV preferred shares for which a Demand for Purchase had not been issued by September 30, 2016, in full as of October 1, 2016 (hereinafter referred to as the “Bulk Purchase Date”). In exchange, the Bank’s common shares shall be issued to Class-IV Preferred Shareholders. The number of the Bank’s common shares to be issued per Class-IV preferred share shall be calculated by dividing the amount paid per Class-IV preferred share (7,000 yen) by the average of closing prices of the Bank’s common shares over 30 trading days, starting on the 45th trading day prior to the Bulk Purchase Date (excluding days without closing prices; rounded off to the 1st decimal place; hereinafter referred to as the “Bulk Purchase Price”). If adjustment of the purchase price set forth in (iv) of (5) above should become necessary during the 45 trading days mentioned above, the Bulk Purchase Price shall be adjusted to a price that the Bank’s board of directors deems rational. However, if said average price falls below the Lower-limit Purchase Price, the Bank shall issue the number of its common shares arrived at by dividing 7,000 yen by the Lower-limit Purchase Price. Fractions below one share which result from calculating the number of common shares as mentioned above shall be handled as stipulated in Article 234 of the Companies Act.

Exhibit 2

Proposal to Revise the Articles of Incorporation of the Kiyo Bank, Ltd.

Revised on October 1, 2013 (Scheduled)

Chapter 1 General Provisions

(Trade name)

Article 1	The name of the Bank shall be Kiyo Ginkou Kabusiki Kaisha and its English name shall be The Kiyo Bank, Ltd.

(Purposes)

Article 2	The Purpose of the Bank is to engage in the following business operations:

1.	Acceptance of money deposits or time deposits, loans or bill discounting, and foreign-exchange trade

2.	Guarantee of liabilities or bill acceptance and other business operations related to the banking operations mentioned above

3.	Underwriting, subscription, or sales handling, sales and other services for government bonds, regional bonds, government-guaranteed bonds, and other securities

4.	Fiduciary services

5.	Business operations permitted to banks under the Banking Act, Secured Bonds Trust Act, and other laws, in addition to the business operations mentioned above

6.	Other items incidental or related to the business operations described above

(Location of head office)

Article 3	The Bank shall be headquartered in Wakayama City.

(Organization)

Article 4	The Bank shall have the following organizations in addition to the general shareholders meeting and directors:

(1) Board of Directors

(2) Audit & Supervisory Board members

(3) Audit & Supervisory Board

(4) Accounting auditors

(Method of public notice)

Article 5	The Bank’s method of public notice shall be electronic public notice. If electronic public notice is not possible due to an accident or other unavoidable reason, public notices shall be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

(Total number of authorized shares)

Article 6	The total number of shares authorized to be issued by the Bank shall be 122,300,000 shares. The total number of shares authorized in a class is 120,000,000 common shares and 2,300,000 Class-IV preferred shares.

(Purchase of treasury shares)

Article 7	The Bank may purchase treasury shares through market transactions, etc., based on resolutions by the board of directors pursuant to the provisions of Article 165 Paragraph 2 of the Companies Act.

(Share unit)

Article 8	The share unit for common shares and Class-IV preferred shares of the Bank shall be 100 shares for each class.

(Rights for shares less than one unit)

Article 9	Shareholders of the Bank possessing shares less than one unit shall not be able to exercise rights other than those described below.

(1)	Rights described in items of Article 189 Paragraph 2 of the Companies Act

(2)	Right of demand in accordance with the provisions of Article 166 Paragraph 1 of the Companies Act

(3)	Right to receive an allotment of shares for subscription and the right to receive an allotment of share acquisition rights for subscription corresponding to the number of shares held by the shareholder

(4)	Right of demand set forth in the following article

(Additional purchase of shares less than one unit)

Article 10	A shareholder of the Bank may demand that the Bank sell the number of shares required to reach the share unit when combined with the number of shares less than one unit that the shareholder possesses, in accordance with the share handling regulations.

(Administrator of Shareholder Registry)

Article 11	The Bank shall appoint the administrator of shareholder registry

2.	The administrator of the shareholder registry and the location of its office shall be decided by a resolution of the board of directors, and that information shall be provided by public notice.

3.	Preparing and keeping the Bank’s shareholder registry and share acquisition rights registry, and other business related to the registry mentioned above shall be entrusted to the administrator of the shareholder registry, and shall not be handled by the Bank.

(Share Handling Regulations)

Article 12	Handling of the Bank’s shares, procedures, etc. related to the exercise of shareholders’ rights and handling fees shall be in compliance with the share handling regulations decided by the board of directors, in addition to the laws and regulations and the Articles of Incorporation.

Chapter 2-2 Class-IV Preferred Shares

Article 12-2	Class-A preferred shares issued by the Bank shall be as follows:

1.	Preferred dividends

If the Bank is to pay year-end dividends as set forth in Article 40 of its Articles of Incorporation, year-end dividends in the amount approved by a resolution of the board of directors at issue and limited to 525 yen per year shall be paid per Class-IV preferred share (hereinafter referred to as the “Class-IV Preferred Dividends”) to shareholders possessing Class-IV preferred shares (hereinafter referred to as the “Class-IV Preferred Shareholders”) or registered pledgees of Class-IV preferred shares (hereinafter referred to as the “Registered Class-IV Preferred Share Pledgees”) ahead of shareholders who own common shares (hereinafter referred to as the “Common Shareholders”) and registered pledgees of common shares (hereinafter referred to as the “Registered Common Share Pledgees”). However, if the interim dividends described in 2 below has been paid for the fiscal year that includes the reference date of said year-end dividends, the preferred dividends shall be an amount after deducting said Preferred Interim Dividends.

If the distributed amount of the dividends of surplus paid to a Class-IV Preferred Shareholder or a Registered Class-IV Preferred Share Pledgee in any particular business year that includes such reference date does not reach the amount of the Class-IV Preferred Dividends, such shortfall amount shall not accumulate and carry over to subsequent business years.

Dividends exceeding the Class-IV Preferred Dividends shall not be paid to the Class-IV Preferred Shareholders and the Class-IV Preferred Pledgees.

2.	Preferred interim dividends

If the Bank is to pay interim dividends as set forth in Article 41 of its Articles of Incorporation, the amount limited to one-half of the Class-IV Preferred Dividends described in 1 above and approved by a resolution of the board of directors (hereinafter referred to as the “Class-IV Preferred Interim Dividends”) shall be paid to the Class-IV Preferred Shareholders and the Registered Class-IV Preferred Share Pledgees per Class-IV preferred share, ahead of the Common Shareholders and the Registered Common Share Pledgees.

3.	Distribution of residual assets

In the distribution of residual assets, the amount of 7,000 yen per Class-IV preferred share shall be paid to the Class-IV Preferred Shareholders and the Registered Class-IV Preferred Share Pledgees, ahead of the Common Shareholders and the Registered Common Share Pledgees.

Other residual assets shall not be distributed to the Class-IV Preferred Shareholders and the Class-IV Registered Preferred Pledgees.

4.	Voting right

The Class-IV Preferred Shareholders shall not have voting rights at the general shareholders meeting. However, the Class-IV Preferred Shareholders shall have voting rights, starting with the Bank’s annual general meeting of shareholders, if a proposal on receiving the full payment of the Class-IV Preferred Dividends is not submitted at the Bank’s annual general meeting of shareholders, or from the end of the Bank’s annual general meeting of shareholders if such proposal was rejected at said meeting, until the resolution on receiving a full payment of the Class-IV Preferred Dividends is passed.

5.	Consolidation of shares or split of shares, right to receive allotment of shares for subscription, etc.

A consolidation of shares, a split of shares or an allotment of shares without contribution shall not be executed for Class-IV preferred shares, unless specified otherwise in laws and regulations.

The Class-IV Preferred Shareholders shall not be granted the right to receive an allotment of shares for subscription or the right to receive an allotment of the share subscription rights.

6.	Demand for Purchase with common shares as consideration

The Class-IV Preferred Shareholders may demand issue of the Bank’s common shares in exchange of acquisition of Class-IV preferred shares under the terms and conditions stipulated in the resolution of the board of directors regarding the issue of shares, during the period authorized for Demand for Purchase, which is stipulated in said resolution.

7.	Bulk purchase with common shares as consideration

The Bank shall acquire all Class-IV preferred shares for which Demand for Purchase had not been issued during the period authorized for Demand for Purchase, by the date following the last day of said period (hereinafter called the “Bulk Purchase Date”). In exchange, the Bank’s common shares shall be issued to Class-IV Preferred Shareholders. The number of the Bank’s common shares to be issued per Class-IV preferred share shall be calculated by dividing the amount paid per Class-IV preferred share by the average of the closing prices (including offered quotes) of the Bank’s common shares for 30 trading days starting on the 45th trading day prior to the Bulk Purchase Date (excluding days without closing prices). The purchase price after adjustment shall be rounded off to the 1st decimal place of the percentage. If said average price is below the amount stipulated in the resolution of the board of directors regarding the issue of shares (hereinafter called the “Lower-limit Purchase Price”), however, the Bank shall issue the number of its common shares arrived at by dividing the amount paid per Class-IV preferred share by the Lower-limit Purchase Price.

Fractions below one share which result from calculating the number of common shares as mentioned above shall be handled as stipulated in Article 234 of the Companies Act.

8.	Exclusion period for preferred dividends

The provisions of Article 42 shall apply to payments of the Class-IV Preferred Dividends and the Class-IV Preferred Interim Dividends.

Chapter 3 General Shareholders Meeting

(Annual and extraordinary general shareholders meetings)

Article 13	The Bank’s annual general meeting of shareholders shall be convened within three months from the day following the end of each fiscal year. An extraordinary general shareholders meeting shall be convened when necessary.

(Location of the meeting)

Article 14	A general shareholders meeting shall be held either at the address of the head office or a nearby location.

(Record date of the Bank’s Annual General Meeting of Shareholders)

Article 15	The record date of voting rights of the Bank’s annual general meeting of shareholders shall be March 31 of each year.

(Convening the general shareholders meeting)

Article 16	The president of the Bank shall convene the general shareholders meeting, based on a resolution of the board of directors, unless specified otherwise by laws and regulations. In case of an accident involving the president, the duty of convening the meeting shall be relegated to other directors, in the order determined in advance by the board of directors.

(Chair of the general shareholders meeting)

Article 17	The president of the Bank shall assume the duties of the Chair of the general shareholders meeting. In case of an accident involving the president, the vice-president shall take the president’s place. If the vice-president has not been elected or has been involved in an accident, the duty shall be assumed by other directors, in the order determined in advance by the board of directors.

(Web disclosure and assumed provision of reference documents, etc., for the general shareholders meeting)

Article 18	The Bank, in convening a general meeting of shareholders, may be deemed to have provided shareholders information pertaining to items indicated and shown in reference materials for its general shareholders meeting, business reports, financial statements, consolidated financial statements, accounting audit reports, and audit reports with said information being disclosed by a method employing the Internet, and in accordance with regulations and ordinances of the Ministry of Justice.

(Requirements of resolution)

Article 19	A resolution of the general shareholders meeting shall be passed by a majority vote of the shareholders in attendance who can exercise voting rights, except when specified otherwise in laws and regulations, or in the Articles of Incorporation.

2.	A resolution specified in Article 309 Paragraph 2 of the Companies Act shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with two-thirds or more of the votes of said shareholders.

(Vote by proxy)

Article 20	The shareholder may exercise voting rights by assigning another shareholder possessing the voting rights of the Bank as a proxy.

2.	The aforementioned shareholder or proxy shall submit documents certifying the power of proxy to the Bank.

3.	The granting of power of proxy requires authorization for each general shareholders meeting

(Class shareholders meeting)

Article 20-2	The provisions of Articles 16, 17, and 20 shall apply to class shareholders meetings.

2.	The provisions of Article 15 shall apply to class shareholders meetings held on the same day as the Bank’s annual general meeting of shareholders.

3.	A resolution specified in Article 324 Paragraph 2 of the Companies Act shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with two-thirds or more of the votes of said shareholders.

Chapter 4 Directors and the Board of Directors

(The number of directors)

Article 21	The number of directors of the Bank shall not be more than 20.

(Election of directors)

Article 22	The directors shall be elected by a resolution of the general shareholders meeting.

2.	The resolution on the election of directors shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with a majority vote of the shareholders in attendance.

3.	The resolution on the election of directors shall not be based on cumulative voting.

(Term of office)

Article 23	The term of office for a director shall end with the closing of the Bank’s annual general meeting of shareholders regarding the last business year which ends within one year from the time of the election of said director.

2.	The term of office for a director elected as an addition or replacement shall end when the current director’s term of office ends.

(Director’s remuneration)

Article 24	Remuneration for directors, a bonus, and other property benefits granted by the Bank as compensation for execution of their duties (hereinafter called “Remuneration, etc.”) shall be decided by a resolution of the general shareholders meeting.

(Representative director and executive director)

Article 25	The board of directors shall appoint a representative director by resolution.

2.	By a resolution of the board of directors, one chairman, one president, one vice-president, and a few senior and managing directors shall be appointed from among the directors.

3.	The chairman shall be the chair of the board of directors.

4.	The president shall supervise and execute business operations in accordance with the resolutions of the board of directors.

5.	If the chairman has not been appointed or has been involved in an accident, the president shall take the chairman’s place. If the president should be involved in an accident, the duty shall be assumed by other directors, in the order determined in advance by the board of directors.

(Board of directors)

Article 26	The board of directors shall be organized by all directors of the Bank in order to decide how to execute business operations.

(Convening the board of directors)

Article 27	Every director and auditor shall be notified of the meeting of the board of directors seven days in advance of the meeting date. Notwithstanding, the number of days may be reduced in case of great urgency.

2.	A board of directors meeting may be convened without following the convening procedure, provided that the directors and auditors unanimously agree.

(Method of resolution of the board of directors)

Article 28	A resolution of the board of directors may be passed with a majority of the directors in attendance, and with a majority vote of the directors in attendance, unless specified otherwise by laws and regulations.

2.	The Bank shall deem that a resolution of the board of directors has been passed when the requirements set forth in Article 370 of the Companies Act are satisfied.

(Regulations of the board of directors)

Article 29	The matters regarding the board of directors shall be provided in the Regulations of the Board of Directors, in addition to laws and regulations, and the Articles of Incorporation.

(Limited responsibility of the outside director)

Article 30	In accordance with Article 427 Paragraph 1 of the Companies Act, the Bank may conclude an agreement with an outside director to limit the scope of liability due to negligence in job performance. The ceiling of the amount of liability incurred based on said agreement shall be the amount stipulated by laws and regulations.

Chapter 5 Audit & supervisory board members and Audit & supervisory board

(The number of audit & supervisory board members)

Article 31	The Bank shall not have more than five audit & supervisory board members.

(The election of audit & supervisory board members)

Article 32	The audit & supervisory board members shall be elected by a resolution of the general shareholders meeting

2.	The resolution on the election of audit & supervisory board members shall be passed with one-third or more of shareholders possessing voting rights in attendance, and with a majority vote of the shareholders in attendance.

(The term of office for audit & supervisory board members)

Article 33	The term of office for an audit & supervisory board member shall end with the closing of the Bank’s annual general meeting of shareholders regarding the last business year which ends within four years from the time of the election of said audit & supervisory board member.

2.	The term of office for an audit & supervisory board members appointed to replace a predecessor leaving office before the end of the term of office shall end with the expiration of the term of office for said predecessor.

(Full-time audit & supervisory board members)

Article 34	The board of auditors shall appoint full-time audit & supervisory board members by a resolution.

(Remuneration for audit & supervisory board members)

Article 35	The Remuneration, etc. for audit & supervisory board members shall be decided by a resolution of the general shareholders meeting.

(Convening the audit & supervisory board)

Article 36	Every audit & supervisory board members shall be notified of the meeting of the audit & supervisory board seven days in advance of the meeting date. Notwithstanding, the number of days may be reduced in case of great urgency.

2.	An audit & supervisory board meeting may be convened without following the convening procedure, provided that the audit & supervisory board members unanimously agree.

(Regulations of the audit & supervisory board)

Article 37	The matters regarding the audit & supervisory board shall be provided in the Regulations of the audit & supervisory board, in addition to laws and regulations, and the Articles of Incorporation.

(Limited responsibility of the outside auditor)

Article 38	In accordance with Article 427 Paragraph 1 of the Companies Act, the Bank may conclude an agreement with an outside audit & supervisory board member limiting the scope of liability due to negligence in job performance. The ceiling of the amount of liability incurred based on said agreement shall be the amount stipulated by laws and regulations.

Chapter 6 Accounting

(Fiscal year)

Article 39	The fiscal year of the Bank shall begin on April 1 of each year and end on March 31 of the following year.

(Term-end dividends)

Article 40	The Bank shall pay dividends of surplus in monetary form (hereinafter referred to as the “Term-end Dividends”) to the shareholders and registered pledgees stated or registered in the final shareholder registry as of March 31 of each year, by a resolution of the general shareholders meeting.

(Interim dividends)

Article 41	The Bank shall pay dividends of surplus specified in Article 454 Paragraph 5 of the Companies Act (hereinafter referred to as the “Interim Dividends”) to the shareholders and registered pledgees stated or registered in the final shareholder registry as of September 30 of each year, by a resolution of the board of directors.

(Exemption period)

Article 42	If the Term-end Dividends and the Interim Dividends are not received for five years after the starting date of payment, the Bank shall be exempt from payment.

Miscellaneous Rules

Article 1	The registry of lost share certificates of the Bank shall be stored in the office of the Administrator of Shareholder Registry. Entry or recording in the registry of lost share certificates shall be handled by said Administrator, and not by the Bank.

Article 2	Entry or recording in the registry of lost share certificates of the Bank shall be handled in accordance with the Stock Handling Regulations decided by the board of directors, in addition to the provisions in laws and regulations, and the Articles of Incorporation.

Article 3	Articles 1 through this article in the Miscellaneous Rules shall be removed as of October 2, 2014.

Article 4	Should Kiyo Holdings, Inc. purchase and cancel all of Class-1 preferred shares of the fourth issue by October 1, 2013, Chapter 2-2 and Article 20-2 herein shall be removed.

Article 5	Should Kiyo Holdings, Inc. purchase and cancel all of Class-1 preferred shares of the fourth issue by October 1, 2013, Articles 6 and 8 herein shall be amended as follows.

(Total number of authorized shares)

Article 6	The total number of shares authorized to be issued by the Bank shall be 120,000,000 shares.

(Share unit)

Article 8	The share unit of the Bank shall be 100 shares.

Article 6	Articles 4 through this article in the Miscellaneous Rules shall be removed as of October 2, 2013.

3.	Overview of matters set forth in respective items of Article 182, Paragraph 1, of the Ordinance for Enforcement of the Companies Act (excluding Items (v) and (vi)) as of the date of the decision set forth in Article 298, Paragraph 1, of the Companies Act

(1)	Matters regarding the adequacy of the consideration for the merger

A.	Matters regarding the adequacy of the total number and ratio of shares issued in consideration of the merger

(i)	Upon the Merger, the Kiyo Bank, Ltd. (hereinafter referred to as the “Kiyo Bank”) will allot and issue to the shareholders stated or registered in the Company’s final shareholder registry as of the day immediately before the date on which the Merger becomes effective (hereinafter referred to as the “Effective Date”) one (1) common share of the Kiyo Bank per ten (10) common shares of the Company held by said shareholders (excluding the Company).

In addition, the Kiyo Bank will allot and issue one (1) Class-IV preferred share of the Kiyo Bank per ten (10) 4th Class-I preferred shares of the Company (the allotment ratio shall hereinafter be referred to as the “Merger Allotment Ratio”).

(ii)	Since the Merger will be effected between a parent company and its wholly-owned subsidiary, the shareholder composition in the Kiyo Bank after the Merger will remain basically unchanged from that of the Company, and the rights held by each shareholder will not be substantially affected by the Merger because preferred shares that are substantially similar to Class-1 preferred shares of the fourth issue of the Company will be allotted. Accordingly, in order to avoid any disadvantage to the shareholders, which is the first priority, to maintain the current unit of investment of shares in the Company in terms of the unit of investment of shares in the Kiyo Bank after the Merger, and to follow the securities listing regulations of the Tokyo Stock Exchange, one (1) common share and one (1) Class-IV preferred share of the Kiyo Bank after the Merger will be allotted to holders of every ten (10) common shares and every ten (10) Class-IV preferred shares of the Company, respectively. At the same time, the share unit will be changed from 1,000 shares to 100 shares, as specified in the Articles of Incorporation of the Kiyo Bank after the Merger. Consequently, we have judged that the Merger Allotment Ratio mentioned above (i) is adequate. As mentioned above, evaluation by third parties will not be conducted because there will be no substantial change in the shareholder composition and in the rights held by each shareholder by the Merger.

B.	The reason why shares in the Kiyo Bank have been selected as consideration for the merger

Common shares in the Kiyo Bank, which is to survive after the Merger, have been selected as consideration for the Merger for common shares in the Company. The Kiyo Bank’s common shares are scheduled for technical listing on the first section of the Tokyo Stock Exchange on October 1, 2013, namely, the Effective Date. Since liquidity can be assured by the technical listing, the Kiyo Bank’s common shares have been judged to be adequate as consideration for the Merger.

For the Company’s 4th Class-I preferred shares, the Kiyo Bank’s Class-IV preferred shares have been selected as consideration for the Merger. Since provisions on the breakdown of the Kiyo Bank’s Class-IV preferred shares are defined in substantially the same as those on the breakdown of the Company’s 4th Class-I preferred shares based on the Merger Allotment Ratio, in order to ensure that holders of the Company’s 4th Class-I preferred shares will continue, after the Merger, to own rights substantially equivalent to those currently owned by them, said Class-IV preferred shares have been judged to be adequate as consideration for the Merger.

C.	Matters regarding the adequacy of the amounts of capital and capital reserves of the Kiyo Bank

In consideration of the fact that the Company is the wholly-owning parent of the Kiyo Bank and holds 100% of the outstanding shares in the Kiyo Bank, it has been decided that the capital and capital reserves of the Kiyo Bank will be increased by the following amounts upon the Merger:

(1) Capital	Zero (0) yen

(2) Capital reserves	Zero (0) yen

(3) Earned surplus reserves	Zero (0) yen

D.	Matters giving consideration to not harming the interests of shareholders of the absorbed company where the companies involved in a merger are under common control

Since the Merger will be effected between a parent company and its wholly-owned subsidiary, the shareholder composition in the Kiyo Bank after the Merger will remain basically unchanged from that of the Company, and the rights held by each shareholder will not be substantially affected by the Merger. Accordingly, in order to avoid any disadvantage to the shareholders, which is the first priority, to maintain the current unit of investment of shares in the Company in terms of the unit of investment of shares in the Kiyo Bank after the Merger, and to follow the securities listing regulations of the Tokyo Stock Exchange, one (1) common share and one (1) Class-IV preferred share of the Kiyo Bank after the merger will be allotted to holders of every ten (10) common shares and every ten (10) Class-IV preferred shares of the Company, respectively. At the same time, the share unit will be changed from 1,000 shares to 100 shares, as specified in the Articles of Incorporation of the Kiyo Bank after the merger; based on this, the Merger Allotment Ratio set forth in A (i) above was decided.

(2)	Matters to be referred to with respect to consideration for the merger

A.	Provisions of the Articles of Incorporation of the Kiyo Bank

Provisions of the Articles of Incorporation of the Kiyo Bank are as shown in Annex “Articles of Incorporation of the Kiyo Bank, Ltd.” It should be noted, however, that the Articles of Incorporation shown in Annex are the current Articles of Incorporation of the Kiyo Bank and that the Kiyo Bank has resolved to present for discussion a bill to revise its Articles of Incorporation, as set forth in Appendix 2 to the Merger Agreement as of the Effective Date, namely October 1, 2013, to the General Meeting of Shareholders, the class meeting of holders of common shares, the class meeting of holders of 2nd preferred shares, and the class meeting of holders of Class-II preferred shares, which will each be held on June 27, 2013, as stipulated in Article 8 of the Merger Agreement.

B.	Matters regarding the method for realizing consideration for the merger

The Kiyo Bank is scheduled for technical listing on the first section of the Tokyo Stock Exchange on October 1, 2013, namely, the Effective Date, on and after which shares issued as consideration for the merger will become exchangeable via brokerage firms across Japan or by any other appropriate means.

C.	Matters regarding market prices of shares issued as consideration for the merger

Currently, no shares in the Kiyo Bank are listed, therefore no market price exists. However, its common shares will be listed on the first section of the Tokyo Stock Exchange on October 1, 2013, namely, the Effective Date.

For reference, the highest and lowest prices of the Company’s shares listed on the first section of the Tokyo Stock Exchange in each of the last six months are shown below.

	November 2012	December	January 2013	February	March	April
Highest (yen)	116	129	143	143	159	183
Lowest (yen)	106	113	124	130	138	138

(3)	Matters regarding the appropriateness of provisions on share options pertaining to the absorption-type merger

Not applicable

(4)	Matters regarding financial statements, etc.

A.	The details of financial statements, etc., of the Kiyo Bank for the last fiscal year

(i)	Business report

203rd Term	[	From April 1, 2012, To March 31, 2013	]	Business Report

1.	Matters regarding the Present Condition of the Bank

(1)	Process and Results of Business

Domestic economy

In the fiscal period under review, tough conditions continued in the Japanese economy, since despite domestic demand providing some underpinning for the economy, such as from demand relating to earthquake disaster reconstruction and personal consumption, adverse factors persisted, including the deceleration of the global economy due to the prolonged European debt crisis, the prolonged appreciation of the yen, and concerns about restrictions on the power supply. Moreover, in and after September, production and personal consumption trended weakly due, for example, to a considerable decline in exports to China following the deterioration of Japan-China relations and the end of a Japanese Government scheme to subsidize the purchase of eco cars.

However after the change of government in December, the economy began to show positive signs, such as correction of the yen’s appreciation and rising share prices, due to expectations that the Government would enact economic, financial, and other measures and other positive trends.

Regional economies

The recovery of the economies of Wakayama Prefecture and Osaka Prefecture appeared to have stalled in the first half of the fiscal year due to the impact of such factors as the yen’s appreciation, the rising prices of raw materials, and the electric power shortage. In the second half of the fiscal year, production and personal consumption continued to trend weakly because of reasons including the deceleration of the global economy and the end of the Government’s subsidy for the purchase of eco cars. After the change of government, movements toward economic recovery were seen due to the depreciation of the yen and the upturn in share prices. In Wakayama Prefecture, however, business confidence only partly improved and conditions in the economy as a whole remained unchanged.

In this sort of operating environment, the construction of large-scale photovoltaic and wind power generation facilities that take advantage of the region’s natural characteristics was planned or took place in multiple locations in Wakayama Prefecture. In addition, traffic infrastructure-related initiatives, including the commencement of the Project for Promoting the Yuasa-Gobo Road to Route 4 and a project to improve the Susami-Taiji section of the Kisei Line of the Kinki Expressway which is planned to go round Kii Peninsula, also got underway.

Financial conditions

In financial terms, governments around the world continued to strengthen their monetary-easing measures due to the impact of the prolonged European debt crisis. In this environment, Japan’s long-term interest rates had been trending downwards since the beginning of the fiscal year, dropping to around 0.7% in the beginning of December. Thereafter, the change of government in December triggered a rise in long-term interest rates and they climbed to around 0.8%. But due to expectations that the Bank of Japan would strengthen its monetary-easing measures, the interest rates dropped to 0.5% by the end of the fiscal year.

The Nikkei Stock Average, which was trending around 10, 000 yen at the beginning of the fiscal year, at one point fell into the range of 8,000 to 8,500 yen, due to market participants reacting pessimistically to the prolonged European debt crisis and the sustained appreciation of the yen, but it subsequently trended into the range of 8,500 to 9000 yen. In and after December, the yen depreciated and share prices advanced on the back of expectations for economic and monetary-easing measures from the new Government. In this environment, the Nikkei Stock Average rose back to around 12,000 yen by the end of the fiscal year.

In foreign exchange rates, the yen fluctuated around the lower half of the 80 yen/ US dollar level at the beginning of the fiscal year. Thereafter, however, the yen continued to appreciate due to factors such as the prolonged European debt crisis and the continuous strengthening of monetary-easing measures and subsequently the yen trended within the upper half of the 70 yen/ US dollar level. After December, the yen continued to depreciate, which was triggered by forecasts that the Bank of Japan would strengthen its monetary-easing measures, and by the end of the fiscal year the yen had weakened to a level of around 94 yen/US dollar.

Business conditions at the Kiyo Bank

In this kind of financial and economic environment, the Kiyo Bank launched its Phase III Medium-term Business Plan in April 2012 and based on its policy of endeavoring to become a bank continuously selected by customers, it strove to enhance the convenience it provides to its customers, by focusing on supplying them with enhanced financial products and services, and it worked to improve its business results and strengthen its management practices.

As a result of these efforts, the Bank was able to improve the balance of loans and bills discounted as well as deposits. In terms of profit and loss, the Bank considerably increased net other business income, which was mainly due to the performance of bond-related profit and loss, while it also reduced net credit costs so that a level of profit much higher than the original forecast was achieved.

Nevertheless, the earnings environment remained tough for net interest income, etc., which constitutes the main part of the income generated by the Bank’s principal business. Yields on loans and discounts fell, interest on loans and discounts considerably declined due to the impact of the reduction in the market rate of interest, and interest and dividends on securities were also down.

As a result, the Bank recorded ordinary revenue of 79.627 billion yen, ordinary expenditure of 51.875 billion yen, and ordinary profit 27.751 billion yen.

Based on this performance, as the dividend for the term the Bank will pay four (4) yen per common share to holders of common shares and the given preferred dividends to holders of each type of preferred shares.

The balance of main accounts as of the end of the fiscal year is as described below.

Loans and Bills Discounted increased by 36.6 billion yen during the term, to 2.5828 trillion yen.

Deposits increased by 93 billion yen, during the term to 3.54 trillion yen. This was primarily due to the promotion of stable fund-raising, mainly from personal and corporate deposits.

Securities decreased by 84.5 billion yen during the term, to 986.4 billion yen.

In addition, the capital adequacy ratio (Japan standard) became 10.42% (preliminary estimation).

Issues to be addressed

The Kiyo Bank is currently working on the Phase III Medium-term Business Plan, a three-year plan running from April 2012 to March 2015. Within this plan, the Kiyo Bank has stated its goal of “the bank endeavoring to be continuously selected by customers.”

The Bank will celebrate the 120th year since its foundation in May 2015. In this context, the three-year period of the plan has been positioned as a period for the Bank to work on reforms in order to continue to be a bank that continues to contribute to the local community.

The Bank is committed to seeking to further strengthen its sales business structure and management bases that it has built up to the present time, utilizing them to actively provide its customers with financial services and useful information, while also striving to strengthen its consulting services and working hard to be a good advisor to customers.

The local community is the basis of the existence of the Bank. Therefore the Bank is committed to continuing to have the unwavering confidence of the community through its sound business activities and activities that contribute to the society, while also being fully aware of its social responsibilities and public missions as a corporate citizen with sound judgment.

In addition, the Bank is also committed to upgrading its risk management and increasing management capabilities in order to further improve the soundness, stability, and transparency of its management, as well as focusing on establishing an ever higher level of corporate governance.

It is said that there is a high probability that an earthquake will occur in the Tonankai-Nankai area in the near future, which is the region in which the Bank carries out its business activities. Therefore, the Bank is also committed to preparing an effective initial response and business continuation plan in the event of such an emergency situation.

As a bank that gives the greatest importance to customer satisfaction, the Bank will continue to exercise wisdom as a good advisor to customers and work as hard as it can for its customers in order to achieve its goal of becoming a bank continuously selected by customers.

We look forward to our shareholders’ and customers’ further and continued support in the future.

(2)	Assets and Profit and Loss

	(Unit: 100 million yen, unless otherwise stated)

	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
Deposits	32,774	33,648	34,470	35,400
Time and Savings Deposits	18,213	18,612	18,410	18,297
Other	14,561	15,035	16,059	17,103
Corporate Bonds	80	150	130	100
Loans and Bills Discounted	24,515	25,051	25,462	25,828
For individuals	7,810	7,969	8,122	8,045
For small- and medium-sized enterprises	10,881	11,327	11,474	11,455
Other	5,823	5,754	5,865	6,327
Trading Account Securities	53	41	20	14
Securities	9,475	8,781	10,709	9,864
Government Bonds	3,566	2,885	4,528	3,933
Local Government Bonds	1,658	2,033	1,949	1,531
Other	4,250	3,862	4,232	4,399
Total Assets	36,603	37,614	38,469	39,203
Domestic Exchange Transactions	248,246	263,282	267,714	279,848
Overseas Exchange Transactions (million US dollars)	399	1,048	1,155	1,227
Ordinary Profit (million yen)	8,387	12,923	15,036	27,751
Net income (million yen)	7,560	8,332	8,658	19,293
Net income per share (yen)	10.16	11.41	11.94	28.19

(Note) For calculations of the above figures, fractions less than the stated units were rounded off.

(3)	Employees

	End of current fiscal year	End of the preceding fiscal year
Number of employees	2,372	2,383
Average age	37 years and 0 months	36 years and 2 months
Average years of employment	14 years and 2 months	13 years and 5 months
Average monthly salary	367,000 yen	360,000 yen

(Note)	1.	For the above calculations of average ages, average years of service, and average monthly salary, fractions less than respective units were rounded off.
	2.	The number of employees shown above does not include temporary employees or part-time employees.
	3.	The average monthly salary shown above represents the average salary, excluding bonuses, for March.

(4)	Places of Business, etc.

A.	Change in the number of places of business

	Number of bank branches at end of current fiscal year (of which, the number that are sub-branches)		Number of bank branches at end of preceding fiscal year (of which, the number that are sub-branches)
Wakayama Prefecture	68	(7)	68	(7)
Osaka Prefecture	36	(—)	36	(—)
Nara Prefecture	2	(—)	2	(—)
Tokyo Metropolis	1	(—)	1	(—)
Total	107	(7)	107	(7)

(Note)	1.	The number of bank branches in Wakayama Prefecture at the end of the current fiscal year includes Internet branches, which are online virtual banking offices.
2.

In addition to the above, as of the end of current fiscal year, non-branch automatic teller machines are located at 163 locations (161 locations as of the end of the preceding fiscal year) and non-branch automatic teller machines jointly operated through a partnership between Lawson ATM Networks, Inc., and the Kiyo Bank, are located at 9,712 locations. Of these 115 are under the management of the Bank (9, 078 locations as of the end of the preceding fiscal year, 112 locations of which were managed by the Bank). The Bank has also formed a partnership with the Seven Bank, Ltd., to operate non-branch automatic teller machines at 16,612 locations [16,632 locations as of the end of the preceding fiscal year]. In addition, the Bank has been allied with the AEON Bank, Ltd., since October 17, 2012, operating non-branch automatic teller machines at 2,161 locations.

3.

In addition to the above, the Bank has facilities at the following locations:

- Kansai International Airport Branch Office (Izumisano-shi), which engages mainly in money changing;

- Kiyo Bank i-Plaza Izumiya Wakayama Shop Branch Office (Wakayama-shi), which mainly provides guidance on products and services;

- Kiyo Oshironomae Consulting Office (Wakayama-shi), which mainly provides asset management consulting services:

- Kiyo Business Support Center (Wakayama-shi), which serves as an exclusive liaison with small- and medium-sized enterprises and sole proprietors for the handling of business loans;

- Kiyo Housing Loan Center (Wakayama-shi), Kiyo Higashi-Kishiwada Housing Loan Center (Kishiwada-shi), Kiyo Izumichuo Housing Loan Center (Izumi-shi), Kiyo Sakai Housing Loan Center (Sakai-ku, Sakai-shi), Kiyo Fujiidera Housing Loan Center (Fujiidera-shi), Kiyo Dojima Housing Center (Kita-ku, Osaka-shi), Kiyo Osaka-Chuo Housing Loan Center (Chuo-ku, Osaka-shi) Kiyo Yamatotakada Housing Loan Center (Yamatotakada-shi) and Kiyo Sayama Housing Loan Center (Osakasayama-shi), which mainly provide consultation services for housing-related loans;

B.	Places of business newly opened in current fiscal year

Not applicable

(Notes)	1.

In the current fiscal year, non-branch automatic teller machines were placed at the following five locations: the Wakayamadaigaku-maeeki Sub-branch Office of the Kinokawa Branch; the AEON Mall Sakai-Kitahanada Sub-branch Office of the Kitahanada Branch; Matsugen Yuasa Shop Sub-branch Office of the Yuasa Branch; the Kinokawa City Office Sub-branch Office of the Uchita Branch; and the Matsugen Kishiwada Nishinouchi Shop Sub-branch Office of the Kishiwada Branch.

2.

In current fiscal year, of the locations with non-branch automatic teller machines, the Kainan City Office Joint Branch Office of the Kainan Ekimae Branch had its name changed to the Kainan City Office Sub-branch Office of the Kainan Ekimae Branch due to the termination of the joint operation of non-branch automatic teller machines with an allied financial institution. In addition, due to the relocation of the Kokuho Hidaka Sogobyoin Sub-branch Office of the Gobo Branch, its name was changed to the Kokuho Hidaka Sogobyoin-mae Sub-branch Office.

3.

In the current fiscal year, of locations with non-branch automatic letter machines, the following three sub-branches were closed: the Kinokawa City Office Kokawa-shisho Sub-branch Office of the Kokawa Branch, the Kinokawa City Office Naga-shisho Sub-ranch Office of the Nate Branch, and the OKUWA Narukami Shop Branch Office of the Kozaki Branch.

(5)	Capital Investment

A.	Total amount of capital investment (Unit: million yen)

Total amount of capital investment	1,283

B.	New installation, etc. of major equipment (Unit: million yen)

Description	Investment Amount
Office machines	436

(6)	Major Parent Company and Subsidiaries, etc.

A.	Parent company

Corporate name	Location	Main business	Date of foundation	Stated capital (Million yen)	Percentage of voting rights held by the parent company in the Bank	Other
Kiyo Holdings, Inc.	35, Honmachi 1-chome, Wakayama-shi, Wakayama	Management and control of subsidiaries, including the Bank, as well as incidental businesses	February 1, 2006	58,350	100%	—

B.	Subsidiaries, etc.

Company name	Location	Main business	Date of foundation	Stated capital (million yen)	Percentage of voting rights held by the Bank in the subsidiary		Other
The Kiyo Business Service Co. Ltd	2240, Nakanoshima, Wakayama-shi	Bank operations agency business Dispatch of workers	September 30, 2003	60	100%		—
The Hanwa Credit & Guaranty Service Co., Ltd	2240, Nakanoshima, Wakayama-shi	Credit guarantee business	July 11, 1979	480	100%		—
The Kiyo Lease & Capital Co., Ltd.	24, Shichibancho, Wakayama-shi	Lease business Venture capital business	January 9, 1996	150	53.3 (26.6	% %)	(Note	)1
The Kiyo Card Co., Ltd.	45, Honmachi 4-chome, Wakayama-shi	Credit card business	September 5, 1990	60	30 (25	% %)	(Note	)1
The Kiyo Card DC Co., Ltd.	45, Honmachi 4-chome, Wakayama-shi	Credit card business	September 5, 1990	90	81.8 (6.3	% %)	—

(Note)	1.	The relevant corporation is classified as a subsidiary, etc., as provided for by Article 14 Paragraph 12, Item 1 of the Ordinance for Enforcement of the Banking Act.

2.	Figures in parentheses in the “Percentage of voting rights held by the Bank in the subsidiary” indicate the percentage of voting rights indirectly held by the Bank.
3.	Five subsidiaries of the Bank are included in the scope of consolidation.
The consolidated ordinary revenue and consolidated net income for the fiscal period under review are 84.963 billion yen and 19.906 billion yen, respectively.

Overview of the Bank’s major business alliances

1.	Through an alliance among sixty-four local banks, the Kiyo Bank provides an automatic cash withdrawal service (known as “ACS”) for the mutual use of the automatic teller machines by the banks in the alliance.

2.	Through alliances between the sixty-four local banks and city banks, trust banks, member banks of the Second Association of Regional Banks, credit associations, credit unions, agricultural cooperatives/fishery credit cooperatives associations (including the Norinchukin Bank and the Credit Federation of Agricultural Cooperatives) and labor banks, the Kiyo Bank provides an automatic cash withdrawal service (known as “MICS”) for the mutual use of the automatic teller machines by the organizations in this alliance.

3.	Chigin Network Service Co., Ltd. (jointly established by 64 local banks: known as “CNS”) provides a data transmission service by which a variety of data, such as statements of bundle transfers, account transfers and cash in/out transactions, is sent and received between these banks and their customers.

4.	Through an alliance with Japan Post Bank Co., Ltd., the Kiyo Bank provides a cash deposit/withdrawal service through the mutual use of each other’s automatic teller machines.

5.	Through alliances with Lawson ATM Networks, Inc., the Seven Bank, Ltd., and the AEON Bank, Ltd., the Kiyo Bank provides a cash withdrawal service and other similar services via the jointly operated automatic teller machines located in convenience stores, branches in commercial facilities, and other locations.

(7)	Assignment of Business or Similar

Not applicable

2.	Matters Regarding Corporate Officers
(Directors and Audit & Supervisory Board Members)

(1)	Corporate Officers (as of March 31, 2013)

Name	Position and role	Important offices concurrently held
Hiroomi Katayama	(Representative Director) President	Kiyo Holdings, Inc. (Representative Director) President

Susumu Yonesaka	Senior Managing Director Director of Business Promotion Division and Director of Osaka Headquarters	Kiyo Holdings, Inc. Senior Managing Director Director of Group Planning Division

Kiyoteru Izumi	Managing Director Risk Administration Division, Office Work System Division Wakayama City/Kihoku Area	Kiyo Holdings, Inc. Managing Director Group Administration Division

Yasuyuki Matsuoka	Managing Director Personnel Affairs Division, General Affairs Division

Yasuhiko Morikawa	Managing Director Director of Loan Administration Division

Yukio Narita	Managing Director Director of Head Office Operating Division	Kiyo Holdings, Inc. Managing Director

Kenjiro Suzuki	Managing Director Business Audit Division Wakayama Chuki/Tanabe/Kinan Areas

Kyoshu Suzuki	Director Management Planning Division

Keiji Shima	Director Director of Tokyo Headquarters and Manager of Tokyo Branch

Hideki Tameoka	Director Director of Osaka Operating Division

Yuichi Imamura	Director Manager of Sakai Branch

Katsuji Higuchi	Audit & Supervisory Board Member (full-time)	Kiyo Holdings, Inc. Audit & Supervisory Board Member

Takakazu Kitayama	Audit & Supervisory Board Member (full-time)	Kiyo Holdings, Inc. Audit & Supervisory Board Member

Masanori Matsukawa	Audit & Supervisory Board Member (outside officer)	Kiyo Holdings, Inc. Audit & Supervisory Board Member Executive partner of Yodoyabashi & Yamagami Legal Professional Corporation Part-time Director of Asakawagumi Co., Ltd.

Minoru Masuo	Audit & Supervisory Board Member (outside officer)	Kiyo Holdings, Inc. Audit & Supervisory Board Member

Katsuyuki Ohira	Audit & Supervisory Board Member (outside officer)	Kiyo Holdings, Inc. Audit & Supervisory Board Member

1.	Mr. Masanori Matsukawa, Mr. Minoru Masuo and Mr. Katsuyuki Ohira are outside Audit & Supervisory Board Members, as provided for by Article 2, Item 16 of the Companies Act.
2.	Audit & Supervisory Board Member Mr. Masanori Matsukawa, is a certified attorney-at-law and possesses a considerable degree of knowledge on legal and financial affairs, as well as accounting.
3.	Audit & Supervisory Board Member Mr. Minoru Masuo, held office as accounting manager for eight years and then as Vice-President and Representative Director at Nankai Electric Railway Co., Ltd., and possesses a considerable degree of knowledge on financial affairs and accounting.
4.	Audit & Supervisory Board Member Mr. Katsuyuki Ohira, held office as Chief Treasurer of Wakayama Prefecture for four years and then as Managing Director of Credit Guarantee Corporation of Wakayama Prefecture and as Audit & Supervisory Board Member at New Kansai International Airport Co., Ltd., in addition to other positions, and possesses a considerable degree of knowledge on financial affairs and accounting.
5.	Of the directors, Mr. Hiroomi Katayama, Mr. Susumu Yonesaka, Mr. Kiyoteru Izumi, and Mr. Yukio Narita are authorized to hold concurrent posts in accordance with the provision of the Banking Act, since they are the directors who engage in the regular business of the Kiyo Bank and Kiyo Holdings, Inc.
6.	Change in directors

There have been no changes since the end of the fiscal year.

(2)	Remuneration, etc. Paid to Corporate Officers

(Unit: million yen)

Title	Number of officers who received remuneration, etc.	Amount of remuneration, etc.
Directors	13	227
Audit & Supervisory Board Members	6	39
Total	19	266

(Note)	1.	For calculations of the above figures, fractions less than the stated unit were rounded off.

	2.	The amount of remuneration, etc., includes 27 million yen of remuneration paid to directors as employees of the Bank.

	3.	The upper limits of the amounts of remuneration payable to directors and audit & supervisory board members stipulated in the Articles of Incorporation or by a resolution of the general meeting of shareholders are as follows:

directors: 25 million yen (per month)
audit & supervisory board members: 7 million yen (per month)

	4.	The Bank resolved to abolish the retirement bonus system for directors and audit & supervisory board members at the 194th General Meeting of Shareholders held on June 29, 2004, and to pay directors and audit & supervisory board members continuing to hold office after the conclusion of said shareholders’ meeting retirement bonuses when they leave their office for the period from the start of their term in office up to the date of the abolition of the system. No expenditure pursuant to said resolution accrued in the fiscal year.

3.	Matters Regarding Outside Officers

(1)	Concurrent Posts Held by Outside Officers and Other Related Matters

Name	Concurrent posts and other related matters
Masanori Matsukawa	Audit & Supervisory Board Member of Kiyo Holdings, Inc. Executive Officer of Yodoyabashi & Yamagami Legal Professional Corporation Part-time Director of Asakawagumi Co., Ltd.

Minoru Masuo	Audit & Supervisory Board Member member of Kiyo Holdings, Inc.

Katsuyuki Ohira	Audit & Supervisory Board Member of Kiyo Holdings, Inc.

(Note)	1.	Kiyo Holdings, Inc., is the Bank’s parent company and owns 100% of shares in the Bank.
	2.	Mr. Masanori Matsukawa, who serves as audit & supervisory board member of the Kiyo Bank, concurrently holds office as an executive partner of Yodoyabashi & Yamagami Legal Professional Corporation. However, it is considered that there are no special interests between Yodoyabashi & Yamagami and the Kiyo Bank. In addition, Mr. Masanori Matsukawa, who serves as audit & supervisory board member of the Kiyo Bank, concurrently holds office as a Director of Asakawagumi Co., Ltd. Asakawagumi Co., Ltd. and the Bank have business relations.

(2)	State of Major Activities Carried Out by Outside Officers

Name	Term of office served	Attendance of meetings of the Board of Directors	Remarks made at the board meetings and other major activities
Masanori Matsukawa	10 years and 9 months	Attended 11 out of 12 regular meetings of the Board of Directors, and 14 out of 15 meetings of the Audit & Supervisory Board.	Makes remarks and provides suggestions, mainly on legal compliance based on his extensive knowledge and experience as a lawyer.

Minoru Masuo	9 years and 9 months	Attended 12 out of 12 regular meetings of the Board of Directors, and 15 out of 15 meetings of the Audit & Supervisory Board.	Makes remarks and provides suggestions on the Bank’s financial affairs and accounting.

Katsuyuki Ohira	6 years and 9 months	Attended 12 out of 12 regular meetings of the Board of Directors, and 15 out of 15 meetings of the Audit & Supervisory Board.	Makes remarks and provides suggestions on the Bank’s overall management from an objective and neutral viewpoint.

(3)	Remuneration, etc. Paid to Outside Officers

(Unit: million yen)

	Number of Outside Officers who received remuneration, etc.	Amount of remuneration, etc., from the Bank	Amount of remuneration, etc., from the Bank’s parent company, etc.
Total amount of remuneration, etc.	3	10	2

(Note)	For the calculations of the above figures, fractions less than the stated unit were rounded off.

4.	Matters Regarding Shares in the Kiyo Bank

(1)	Number of shares

Total number of authorized shares	Common shares	860,500 thousand
	Preferred shares	8,000 thousand
	Class-II preferred shares	16,100 thousand
Total number of outstanding shares	Common shares	669,595 thousand
	Preferred shares of the 2nd issue	8,000 thousand
	Class-II preferred shares	16,100 thousand

(Note)	1.	For calculations of the respective numbers of shares shown above, digits of less than one thousand were rounded off.
	2.	Of the 31,500 thousand outstanding Class-II preferred shares, 15,400 thousand shares were acquired by the Bank on September 6, 2012, and all of them were cancelled by the Bank on the same date.

(2)	Number of Shareholders as of the End of the Fiscal Year

Common shares	1
Preferred shares of the 2nd issue	1
Class-II preferred shares	1

(3)	Major Shareholders

A.	Common shares

Name of Shareholder	Financial contribution to the Bank
	Number of shares held	Ratio of shareholding
Kiyo Holdings, Inc.	669,595 thousand	100.00%

B.	Preferred shares of the 2nd issue

Name of Shareholder	Financial contribution to the Bank
	Number of shares held	Ratio of shareholding
Kiyo Holdings, Inc.	8,000 thousand	100.00%

C.	Class-II preferred shares

Name of Shareholder	Financial contribution to the Bank
	Number of shares held	Ratio of shareholding
Kiyo Holdings, Inc.	16,100 thousand	100.00%

5. Matters Regarding Accounting Auditors

(1) Accounting Auditors

(Unit: million yen)

Name	Amount of remunerations, etc. for the fiscal year	Other
KPMG AZUSA LLC.
Designated Limited Liability Partner Kazuo Kawai Designated Limited Liability Partner Ken Okuda Designated Limited Liability Partner Hiroshi Umetsu	67	—

(Note)	The total amount of money and other financial benefits to be paid by the Bank, as well as by its subsidiaries and subsidiary corporations, as defined by the Banking Act: 67 million yen

(2)	Other Matters Regarding Accounting Auditors

A.	Policy for decision-making on the dismissal or non-reappointment of accounting auditors

In the event that the Bank’s accounting auditor is deemed to correspond to any of the circumstances set forth in Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Board of the Bank will discuss whether or not to dismiss said accounting auditor. In addition, the Board of Directors of the Bank will discuss whether or not to submit to the General Meeting of Shareholders a proposal regarding the dismissal or non-reappointment of the accounting auditor, after obtaining approval from the Audit & Supervisory Board or upon request by the Audit & Supervisory Board, if it is deemed that it will be difficult for the accounting auditor to fulfill their duties properly, or if it is deemed necessary to do so for other reasons.

B.	Policy on the exercise of powers granted to the Board of Directors in accordance with the provisions of the Articles of Incorporation, where such provisions exist in the Articles of Incorporation pursuant to the provisions of Article 459, Paragraph 1 of the Companies Act

The Bank was authorized at the General Meeting of Shareholders on June 27, 2008 to approve a resolution of the Board of Directors to pay dividends from surplus. In order that it can flexibly pursue policies throughout the Group, however, the Bank intends to decide on the payment of such dividends in a comprehensive manner and then take appropriate action.

C.	The implementation of audits of the accounting documents of the Bank’s major subsidiaries or subsidiary corporations, etc., as defined in the Banking Act, by an audit corporation other than the Bank’s accounting auditor

Not applicable

6.	Systems for Ensuring Appropriate Business Practices

As the core company of the Kiyo Financial Group, the Kiyo Bank implements the following measures in order to develop systems with which Group companies, including the Bank and its subsidiaries, etc., ensure appropriate business practices.

(1)	System for the storage and management of information on the execution of directors’ duties

In order to develop a system for the storage and management of information on the execution of directors’ duties, the Bank formulates regulations on document management, and verifies their application and reviews said regulations and related matters as necessary.

(2)	Regulations and other systems relating to the management of the risk of loss

In order to develop an appropriate risk management system, the Bank implements the following measures:

•

In accordance with the basic risk management policy of the Kiyo Financial Group, the Bank formulates Risk Management Regulations in order to clarify risks that need to be managed by the Bank and to manage a diversity of risks in an integrated manner.

•

The Bank ascertains and identifies risks throughout its organization in a comprehensive manner and also holds discussions on appropriate measures. In addition, the Bank establishes a risk management committee, comprised of members appointed by the Board of Directors and headed by the officer in charge of risk management in order to check whether risk management system work appropriately and effectively.

(3)	System for ensuring efficient execution of directors’ duties

In order to develop a system for ensuring efficient execution of directors’ duties, the Bank implements the following measures:

•

The Board of Directors establishes organizational regulations, such as those regarding the division of duties and administrative authorities, so that the duties of directors and employees are efficiently executed.

•

In order to ensure effective cooperation and mutual supervision among departments, the Bank makes effective use of management meetings as well as various committees, etc., where important issues are discussed.

(4)	System for ensuring compliance with applicable laws and ordinances, as well as the Articles of Incorporation, on the execution of duties by directors and employees

In order to ensure that all officers and employees comply with applicable laws and ordinances, as well as the Articles of Incorporation, the Bank implements the following measures:

•

In accordance with the Commitment of the Kiyo Financial Group, the Kiyo Financial Group Charter of Conduct, the Kiyo Financial Group Code of Conduct for Officers and Employees, and the Kiyo Financial Group Regulations on Legal Compliance, the Bank endeavors to disseminate the compliance-related efforts of the Kiyo Financial Group to all officers and employees.

•	In accordance with the Kiyo Financial Group Regulations on Legal Compliance, the Bank establishes a legal compliance committee that is headed by the President.

•	In order to ensure the thorough implementation of compliance-related measures by the respective departments, the Bank appoints persons who are responsible for legal compliance.

•

The Bank states in the Kiyo Financial Group Charter of Conduct that it will resolutely combat anti-social forces that threaten order and security in regional society. In addition, the Bank formulates its Regulations on Responding to Anti-social Force to clarify its response policy as an organization and to provide for a response to anti-social forces systematically across the Bank.

(5)	System for ensuring the appropriateness of business practices in the corporate group, consisting of the Bank, its parent company, and its subsidiaries

As the core company of the Kiyo Financial Group, the Bank implements the following measures to develop a system to ensure appropriate business practices within Group companies, including the Bank and its subsidiaries, etc.:

•	The Bank endeavors to disseminate the basic policies and regulations, etc., on compliance and risk management in the Kiyo Financial Group throughout the Bank and its subsidiaries, etc.

•

The Bank reports on the status of the execution of business by the Bank and its subsidiaries, etc., to its parent company, Kiyo Holdings, Inc., in a timely and appropriate manner and exchanges information with the relevant departments of the parent company, as necessary.

•	The Bank’s internal audit department periodically audits the businesses of the Bank’s subsidiaries.

•

In order to prevent inappropriate business transactions or accounting practices between the Bank and its parent company or subsidiaries, etc., the Bank’s internal audit department thoroughly exchanges information with the internal audit department of Kiyo Holdings, Inc., conducts audits jointly or in cooperation with the same department, and strives to detect and prevent unauthorized transactions or practices.

(6)	Matters regarding the assignment of employees to assist the audit & supervisory board members in their duties

Upon a request from an audit & supervisory board member for the assignment of employees to assist them with their duties, the Bank will promptly assign the required number of said employees.

(7)	Matters regarding the independence of employees assisting audit & supervisory board members in their duties from directors

In order to ensure the independence from directors of employees who are assisting audit & supervisory board members in their duties, the Bank implements the following measures:

•	Employees assigned to assist an audit & supervisory board member in their duties shall not take directions or orders from any directors.

•

The reassignment of employees assigned to assist an audit & supervisory board member in their duties requires the audit & supervisory board member’s consent. When a performance review is conducted on said employees, the audit & supervisory board member’s opinions shall be listened to and respected.

(8)	Systems for reporting from directors, employees, and other persons to audit & supervisory board members

In order to develop systems for reporting to audit & supervisory board members, the Bank implements the following measures:

•

In the event that a director or an employee becomes aware of a violation of a law, ordinance, or similar, or any event or action that may cause substantial detriment to the Company, the director or employee shall promptly give notification of the relevant matter.

•	Directors and employees shall periodically report to audit & supervisory board members on the status of the execution of business in their respective departments.

•	Upon a request from an audit & supervisory board member, directors and employees shall promptly report to them on the status of the execution of business in their respective departments.

(9)	Other systems for ensuring the effective execution of audits by audit & supervisory board members

In order to develop systems for ensuring the effective execution of audits by audit & supervisory board members, the Bank implements the following measures:

•	Audit & supervisory board members shall periodically meet with the President to exchange opinions with them on critical issues and to request action be taken that they deem necessary.

•	Audit & supervisory board members may attend management meetings and other important meetings.

(ii)	Financial Statements, etc.

1. Balance Sheet at the End of the 203rd Period (March 31, 2013)

The Kiyo Bank, Ltd.

(Unit: millions of yen)

Account	Amount
Assets
Cash and due from banks	187,885
Cash	38,369
Due from banks	149,516
Call loans	110,000
Monetary claims bought	941
Trading account securities	1,415
Trading government bonds	615
Trading local government bonds	799
Securities	986,431
Government bonds	393,375
Local government bonds	153,112
Corporate bonds	171,761
Stocks	41,669
Other securities	226,512
Loans and bills discounted	2,582,839
Bills discounted	31,017
Loans on bills	130,564
Loans on deeds	2,154,074
Overdrafts	267,184
Foreign exchanges	2,103
Due from foreign banks (our accounts)	677
Foreign bills bought	449
Foreign bills receivables	976
Other assets	15,533
Prepaid expenses	115
Accrued income	3,557
Derivatives other than for trading-assets	1,078
Other	10,781
Tangible fixed assets	33,516
Buildings	10,208
Land	19,019
Lease assets	1,323
Construction in progress	39
Other tangible fixed assets	2,925
Intangible fixed assets	6,083
Software	5,159
Other intangible fixed assets	924
Deferred tax assets	4,167
Customers’ liabilities for acceptances and guarantees	13,466
Reserve for possible loan losses	-24,076

Total assets	3,920,308

Liabilities
Deposits	3,540,089
Current deposits	187,739
Ordinary deposits	1,392,439
Saving deposits	26,990
Deposits at notice	11,577
Time deposits	1,829,762
Other deposits	91,580
Negotiable certificates of deposit	59,042
Payables under securities lending transactions	73,918
Borrowed money	24,505
Borrowings from other banks	24,505
Foreign exchange	11
Foreign bills sold	2
Foreign bills payable	8
Bonds	10,000
Other liabilities	24,216
Income taxes payable	1,487
Accrued expenses	6,802
Unearned revenue	574
Derivatives other than for trading-liabilities	1,371
Lease obligations	1,259
Asset retirement obligations	409
Other	12,310
Accrued directors’ retirement benefits	32
Reserve for reimbursement of deposits	732
Provision for contingent losses	362
Deferred tax liabilities on revaluation difference	178
Acceptances and guarantees	13,466
Total liabilities	3,746,556
Net assets
Capital stock	80,096
Capital surplus	15,697
Legal capital surplus	259
Other capital surplus	15,437
Retained earnings	55,460
Legal retained earnings	3,041
Other retained earnings	52,418
Retained earnings brought forward	52,418

Total shareholders’ equity	151,254

Net unrealized gains on available-for-sale securities	22,305

Net deferred gains on hedging instruments	-134

Land revaluation excess	326

Total valuation and translation adjustments	22,497

Total net assets	173,751

Total liabilities and net assets	3,920,308

2. Statements of Income for the 203rd Period (From April 1, 2012, to March 31, 2013)

The Kiyo Bank, Ltd.

(Unit: millions of yen)

Account	Amount
Ordinary income		79,627
Interest income	56,201
Interest on loans and bills discounted	43,616
Interest and dividends on securities	12,256
Interest on call loans	138
Interest on deposits	35
Other interest income	154
Fees and commissions	9,125
Fees and commissions on domestic and foreign exchanges	2,836
Other fees and commissions	6,288
Other operating income	11,726
Gain on foreign exchange transactions	234
Gain on trading account securities transactions	2
Gain on sales of bonds	11,408
Income from derivatives other than for trading or hedging	39
Other	40
Other income	2,573
Gain on reversal of allowance for doubtful receivables	78
Gain on bad debts recovered	966
Gain on sales of stocks and other securities	107
Other	1,420
Ordinary expenses		51,875
Interest expenses	5,508
Interest on deposits	4,244
Interest on negotiable certificates of deposit	54
Interest on payables under securities lending transactions	299
Interest on borrowings	609
Interest on bonds payable	248
Interest on interest rate swaps	49
Other interest expenses	1
Fees and commissions payments	4,798
Fees and commissions on domestic and foreign exchanges	572
Other fees and commissions	4,225
Other operating expenses	2,135
Loss on sales of bonds	1,776
Loss on devaluation of bonds	302
Other	57
General and administrative expenses	36,241
Other expenses	3,191
Write-off of loans	1,776
Losses on sales of stocks and other securities	400
Losses on devaluation of stocks and other securities	236
Other	777
Ordinary profit		27,751
Extraordinary gains		2
Gain on disposal of fixed assets	2
Extraordinary loss		65
Loss on disposal of fixed assets	57
Impairment loss	8
Income before income taxes		27,688
Income taxes-current	1,431
Income taxes-deferred	6,964
Total income taxes		8,395
Net income		19,293

3. Statements of Changes in Net Assets for the 203rd Period (From April 1, 2012, to March 31, 2013)

The Kiyo Bank, Ltd.

(Unit: millions of yen)
Account	Amount
Shareholders’ equity
Capital stock
Balance at the beginning of the year	80,096
Changes during the year
Total changes during the year	—
Balance at the end of the year	80,096
Capital surplus
Legal capital surplus
Balance at the beginning of the year	259
Changes during the year
Total changes during the year	—
Balance at the end of the year	259
Other capital surplus
Balance at the beginning of the year	32,097
Changes during the year
Cancellation of treasury stock	-16,659
Total changes during the year	-16,659
Balance at the end of the year	15,437
Total capital surplus
Balance at the beginning of the year	32,357
Changes during the year
Cancellation of treasury stock	-16,659
Total changes during the year	-16,659
Balance at the end of the year	15,697
Retained earnings
Legal retained earnings
Balance at the beginning of the year	2,373
Changes during the year
Cash dividends	668
Total changes during the year	668
Balance at the end of the year	3,041
Other retained earnings
Retained earnings brought forward
Balance at the beginning of the year	37,136
Changes during the year
Cash dividends	-4,010
Net income	19,293
Total changes during the year	15,282
Balance at the end of the year	52,418
Total retained earnings

(Unit: millions of yen)

Account	Amount
Balance at the beginning of the year	39,509
Changes during the year
Cash dividends	-3,342
Net income during the year	19,293
Total changes during the year	15,951
Balance at the end of the year	55,460
Treasury stock
Balance at the beginning of the year	—
Changes during the year
Purchase of treasury stock	-16,659
Cancellation of treasury stock	16,659
Total changes during the year	—
Balance at the end of the year	—
Total shareholders’ equity
Balance at the beginning of the year	151,963
Changes during the year
Cash dividends	-3,342
Net income	19,293
Purchase of treasury stock	-16,659
Cancellation of treasury stock	—
Total changes during the year	-708
Balance at the end of the year	151,254
Valuation and translation adjustments
Net unrealized gains (losses) on other securities
Balance at the beginning of the year	12,587
Changes during the year
Net changes in items other than shareholders’ equity	9,717
Total changes during the year	9,717
Balance at the end of the year	22,305
Net deferred gains (losses)on hedges
Balance at the beginning of the year	125
Changes during the year
Net changes in items other than shareholders’ equity	-260
Total changes during the year	-260
Balance at the end of the year	-134
Land revaluation excess
Balance at the beginning of the year	326
Changes during the year
Total changes during the year	—
Balance at the end of the year	326
Total valuation and translation adjustments
Balance at the beginning of the year	13,040
Changes during the year

(Unit: millions of yen)

Account	Amount
Net changes in items other than shareholders’ equity	9,457
Total changes during the year	9,457
Balance at the end of the year	22,497
Total net assets
Balance at the beginning of the year	165,003
Changes during the year
Cash dividends	-3,342
Net income	19,293
Purchase of treasury stock	-16,659
Net changes in items other than shareholders’ equity	9,457
Total changes during the year	8,748
Balance at the end of the year	173,751

4. Notes to Non-Consolidated Financial Statements

Amounts given herein have been rounded off to the nearest million yen.

Significant Accounting Policies

1.	Valuation standards and methods for trading account securities

Valuation of trading account securities is based on the market value method (sale cost calculated with the moving average method).

2.	Valuation standards and methods for securities

Held-to-maturity securities are evaluated with the amortized cost method (straight-line method) based on the moving average method. Shares in subsidiaries, subsidiary corporations, etc., and shares in affiliated companies, etc., are evaluated with the cost method based on the moving average method. As a general rule, other securities are evaluated with the market value method based on fair value on the closing date, etc. (sale cost calculated with the moving average method). However, if fair value is extremely difficult to assess, valuation is carried out with the cost method based on the moving average method.

All variance of the estimate for other securities are reported as components of net assets.

3.	Valuation standards and methods for derivatives trades

Derivatives trades are evaluated with the market value method.

4.	Depreciation method for fixed assets

(1)	Tangible fixed assets (excluding lease assets)

Tangible fixed assets are depreciated with the declining-balance method. However, the straight-line method is employed for the depreciation of buildings (excluding attached facilities) acquired on or after April 1, 1998.

The useful lives for the major items are as follows.

Buildings:        8-50 years

Others: 5-20 years

(Changes in accounting policies that are difficult to distinguish from changes in accounting estimates)

With the revision of the Corporation Tax Act, the Bank has adopted the depreciation method set forth in the revised Corporation Tax Act for tangible fixed assets acquired on or after April 1, 2012.

The impact of the change on ordinary profit and on net income before income taxes for the current fiscal year is minimal.

(2)	Intangible assets (excluding lease assets)

Intangible assets are depreciated with the straight-line method. Depreciation calculated with software used by the Bank is based on the period of availability (5 years).

(3)	Lease assets

Lease assets under “Tangible fixed assets” pertaining to non-ownership transfer finance lease transactions are depreciated with the straight-line method over the lease period with a residual value of zero. In addition, lease assets under “Tangible fixed assets” pertaining to ownership transfer finance lease transactions are depreciated with a method identical to the depreciation method used for tangible fixed assets owned by the Bank.

5.	Standards for conversion of foreign currency-denominated assets and liabilities into Japanese yen

Values in Japanese yen based on the foreign exchange rates on the closing date have been entered for foreign currency-denominated assets and liabilities.

6.	Standards for allowances

(1)	Reserve for possible loan losses

The reserve for possible loan losses is reported as follows in accordance with charge-off/reserve standards established in advance.

Loans pertaining to borrowers who are legally in a state of insolvency, such as bankruptcy or special liquidation (hereinafter referred to as the “bankrupt borrowers”) and borrowers who are in a similar state (hereinafter referred to as the “effectively bankrupt borrowers”) are reported as the residual value based on deduction of the expected disposable amount of collateral and the expected recoverable amount through guarantee from the book value after direct write-down. In addition, loans to borrowers who are not currently in a state of insolvency but are highly likely to become insolvent in the future are reported as the amount from the residual value based on deduction of the expected disposable amount of collateral and the expected recoverable amount through guarantee from the book value, which is recognized as necessary based on comprehensive determination of the payment capability of the borrower.

Loans other than the above are reported in accordance with the loan loss ratio, etc., calculated from loan-loss results over a designated period in the past.

All loans have undergone asset assessment by sales-related divisions in accordance with the asset self-assessment standards and audit of the assessment results by the asset audit division independent from the said divisions.

Loans with collateral or guarantees from the bankrupt borrowers and effectively bankrupt borrowers are worth 42,577 million yen, based on direct write-down of the expected unrecoverable amount from the amount of the loans. The expected unrecoverable amount is the residual value based on deduction of the appraisal value of collateral and the expected recoverable amount through guarantees from the amount of the loans.

(2)	Accrued employees’ severance and retirement benefits

The amount necessary for accrued employees’ severance and retirement benefits is reported to prepare for retirement payments to employees, based on the retirement payment liabilities and expected annuity asset value as of the end of the current fiscal year. Due to the fact that the total value of assets in trust and pension assets exceeds the amount of retirement payment liabilities from which the total value of unrecognized items has been deducted, this is reported as prepaid pension cost under “other assets” of “Other Assets” in the balance sheet. In addition, the difference in numerical calculation is handled with the straight-line method for a certain number of years (9 years) of the average remaining length of service of employees for each fiscal year, allotted on a pro-rata basis from the subsequent fiscal year.

(3)	Accrued directors’ retirement benefits

Regarding the accrued directors’ retirement benefits, the directors’ retirement benefit scheme was abolished on June 29, 2004. The necessary payment amount based on internal regulations at the time of termination of the scheme has been reported as accrued directors’ retirement benefits.

(4)	Reserve for reimbursement of deposits

Regarding reserve for reimbursement of deposits, deposits that are no longer reported as liabilities are reported as the amount necessary in preparing for reimbursement demands from depositors, by estimating the loss incurred when responding to such reimbursement demands in the future.

(5)	Provision for contingent loss

In order to prepare for payment of contributions to credit guarantee associations, the expected payment amount in the future is reported as provision for contingent loss.

7.	Method for handling lease transactions

Non-ownership transfer finance lease transactions that start in the business year starting prior to April 1, 2008, are accounted for as normal lease transactions.

8.	Hedge accounting method

(1)	Interest rate risk hedging

Deferral hedge accounting is adopted as an accounting method for hedging against interest-rate risk arising from government bonds. The effectiveness of hedging for canceling out foreign exchange fluctuations is appraised by designation and appraisal of government bonds targeted for hedging and interest swap transactions employed as a hedging method.

(2)	Foreign-exchange rate risk hedging

Deferral hedge accounting stipulated in JICPA Industry Audit Committee Report No. 25 “Treatment of Accounting and Auditing Concerning Accounting for Foreign Currency Transactions in the Banking Industry” is adopted as an accounting method for hedging against foreign-exchange risk arising from foreign-currency-denominated financial assets and liabilities. Hedge effectiveness is appraised by designating currency swap and foreign exchange swap transactions aimed at canceling out foreign exchange risks for foreign-currency-denominated financial liabilities, credits, etc., as a hedging method and confirming whether there is a significant foreign exchange position for the hedging method to correspond to the foreign-currency-denominated financial liabilities, credits, etc., that are targeted for hedging.

(3)	Share price risk hedging

Deferral hedge accounting and market price hedge accounting are adopted as accounting methods for hedging against share price risk arising from corporate shares. The effectiveness of deferral hedge accounting is not appraised due to recognition of its significant effectiveness. The effectiveness of market price hedge accounting is appraised.

9.	Accounting for consumption tax, etc.

Consumption tax and local consumption tax (hereinafter referred to as “consumption tax, etc.”) are accounted for with the tax exclusion method. However, consumption tax, etc., pertaining to tangible fixed assets that are not tax deductible are reported as expenses for the current fiscal year.

Notes

(Balance sheet)

1.	Total value of shares in affiliates: 2,138 million yen

2.	Of securities accepted under collateral-free loan contracts, securities with rights of free disposal either by sale or (re-)collateralization worth 130 million yen are being held without disposal as of the end of the current fiscal year.

3.	Under loans, the loans to the bankrupt borrowers are worth 2,051 million yen and delinquent loans are worth 82,695 million yen.

Loans to the bankrupt borrowers are loans for which accrued interest had not been reported due to non-expectation of collection or payment of the principal or interest, due to delay in principal or interest payment for a significant period or other reasons (excluding parts of the loans that had been written off as loan loss; hereinafter referred to as “loans exclusive of accrued interest”), and to which the reasons described in Items (a) through (e) of Article 96-1-(iii) of the Ordinance for Enforcement of the Corporation Tax Act (Ordinance of the Ministry of Finance No. 97 of March 31, 1965) or reasons stipulated in Article 96-1-(iv) of the same has occurred.

In addition, delinquent loans are loans exclusive of accrued interest, other than loans for which interest payment had been extended in order to promote the restoration and support of the bankrupt borrowers and their liabilities.

4.	Under loans, loans past due over 3 months are worth 34 million yen.

Loans past due over 3 months are loans for which principal or interest payment has been delayed for 3 months or more starting on the day following the promised date of payment, that are not classified as loans to the bankrupt borrowers or delinquent loans.

5.	Under loans, restructured loans are worth 6,655 million yen.

Restructured loans are loans for which agreements were made for interest reduction or exemption, extension of interest payment, extension of principal payment, loan waiver, etc., granted for the benefit of the borrower in order to promote the restoration and support of the borrower, that are not classified as loans to the bankrupt borrowers, delinquent loans or loans past due over 3 months.

6.	The total value of loans to the bankrupt borrowers, delinquent loans, loans past due over 3 months, and restructured loans is 91,437 million yen.

The value of loans described in 3 through 6 above represent value prior to deduction of the reserve for possible loan losses.

7.	Bill discounting is executed as a financial transaction based on JICPA Industry Audit Committee Report No. 24 “Treatment of Accounting and Auditing Concerning Application of Accounting Standards for Financial Instruments in the Banking Industry.” Therefore, commercial notes accepted and foreign bills bought come with rights for free disposal in the form of sale or (re-)collateralization. The value is 31,466 million yen.

8.	Assets held as collateral are as follows.

Assets held as collateral

Securities:	186,444 million yen
Other assets:	293 million yen

Liabilities corresponding to collateralized assets

Deposits:	14,500 million yen
Collateral accepted in bond lending transactions:	73,918 million yen

In addition to the above, securities worth 29,343 million yen have been collateralized in foreign exchange settlements and other transactions or as alternative for margin in futures transactions.

Furthermore, other assets include guaranties and lease deposits worth 1,219 million yen.

9.	Agreements for overdraft and commitment line contracts are contracts promising loans up to a certain ceiling when requested from a customer, so long as there is no violation of the terms of contract. Outstanding balances of unexecuted lending commitments based on these contracts are worth 305,636 million yen. Of these, contracts with contract periods of one year or less (or cancelable unconditionally at any time) are worth 294,185 million yen.

Because many of these contracts expire without execution of lending commitments, the outstanding balance of unexecuted lending commitments does not necessarily affect the Bank’s future cash flow. Many of these contracts come with the provision that the Bank may refuse the loan based on the contract or reduce the loan ceiling under the contract in case of changes in the financial situation, maintenance of loans, or for other adequate reasons. Additionally, measures are being implemented for credit maintenance, such as periodical assessment of the state of business of the customer after contract conclusion, based on previously established internal procedures and review of the terms of contract if necessary, in addition to requesting collateral, such as real estate and securities, if necessary at the conclusion of the contract.

10.	Land for business use received from Wakayama Bank has been reappraised in compliance with the Act Concerning Revaluation of Land (Law No. 34 of March 31, 1998). In the differences in valuation, the tax equivalent pertaining to the valuation difference has been reported as “deferred tax liabilities pertaining to revaluation” under Liabilities and the amount from which the tax equivalent had been deducted has been reported as “land revaluation difference” under Net Assets.

Date of revaluation: March 31, 1999

Revaluation method stipulated in Article 3-3 of the said Act

Valuation is calculated in accordance with the Land Value Tax method stipulated in Article 2 Item 4 of the Ordinance for Enforcement of the Act concerning Revaluation of Land (Ordinance No. 119 of March 31, 1998), with rational adjustments made (adjustment based on depth value, time adjustment, adjustment based on neighborhood transaction prices, etc.).

The difference between the total fair value of the commercial land as of the end of the current fiscal year based on revaluation in accordance with Article 10 of the said act and the total book value of the said land after revaluation: -311 million yen

11.	Accumulated depreciation value of tangible fixed assets: 43,872 million yen

12.	Amount of advanced depreciation of tangible fixed assets: 4,317 million yen

13.	Borrowed money includes subordinated borrowings with the special provision that the fulfillment of liability ranks lower in priority than other liabilities, worth 24,000 million yen.

14.	Corporate bonds include subordinated bonds with the special provision that the fulfillment of the bond ranks lower in priority than other liabilities.

15.	Of the corporate bonds under “Securities,” the value of the Bank’s guarantee obligations for corporate bonds based on private placement of securities (Article 2, Paragraph 3 of the Financial Instruments and Exchange Act) is worth 14,192 million yen.

16.	In addition to fixed assets in the balance sheet, parts of Computers, etc., are used under non-ownership transfer finance lease.

17.	Total value of financial claims to affiliates: 7,619 million yen

18.	Total value of financial obligations to affiliates: 17,038 million yen

19.	Restrictions are imposed on dividends of surplus under the provisions of Article 18 of the Banking Act.

In case of dividends of surplus, the product of the amount of the surplus reduced by the dividends of surplus multiplied by 1/5 is reported as retained earnings, notwithstanding the provisions of Article 445, Paragraph 4 (Amounts of Stated Capital and Amounts of Reserves) of the Companies Act.

The amount reported as retained earnings concerning dividends of surplus for the current fiscal year is worth 668 million yen.

(Income statements)

1.	Earnings from trades with affiliates

Total earnings from fund management trades:	111 million yen
Total earnings from service trades, etc.:	165 million yen
Total earnings from other operations and other ordinary trades:	18 million yen

Expenses in trades with affiliates

Total expenses for fund procurement trades:	2 million yen
Total expenses for service trades, etc.:	1,048 million yen
Total expenses for other operations and other ordinary trades:	1,221 million yen

2.	“Other ordinary expenses” include losses on transfer of loans worth 14 million yen.

3.	Due to the fact that the total future cash flow before discount falls short of the book value for the following assets, the book value has been reduced to the recoverable amount, with the said reduction worth 8 million yen reported under Extraordinary Losses as impairment loss.

Area	Principal use	Type	Impairment loss
Wakayama Prefecture	Idle assets (3 locations)	Land	8 million yen

In calculation of impairment losses, the Bank organizes grouping based on the sales office, the smallest unit in management accounting, (in units of sales office groups, if sales offices operate in coordination with each other). Idle assets are grouped by each asset unit. In addition, the head office, administrative center, corporate housing & dormitories, etc., are classified as shared assets, due to the fact that they did not generate independent cash flow.

The recoverable amount used in measuring impairment loss for the current fiscal year is the net sale value. This is calculated mainly by deducting the expected disposal expenses from the appraisal value based on the Real Estate Appraisal Standards.

4.	Trades with related parties

(1)	Parent company, major corporate shareholder, etc.

Not applicable

(2)	Subsidiaries and affiliates, etc.

Type	Name of company, etc., or name of person	Ratio of owning (owned) voting rights	Relationship with related party	Description of transaction	Transaction amount (million yen)	Item	Balance at end of term (million yen)
Subsidiary	The Hanwa Credit & Guaranty Service Co., Ltd	Owning 100% (direct)	Guarantees of loans of the Bank	Loan guarantees	717,656	—	—

(3)	Sibling companies, etc.

Not applicable

(4)	Officers, major individual shareholders, etc.

Type	Name of company, etc., or name of person	Ratio of owning (owned) voting rights	Relationship with related party	Description of transaction	Transaction amount (million yen)	Item	Balance at end of term (million yen)
Officer or his/her relative	Masahiro Ueno (Notes 2, 5, & 7)	None	Money loan	Money loan (Note 1)	—	Loan	17
Officer or his/her relative	Hiroshi Nishi (Note 3)	None	Money loan	Money loan (Note 1)	—	Loan	33
Company, etc., where the officer or his/her relative holds a majority of the voting rights	Akira Danboru Kogyo K.K. (Notes 4, 6, & 8)	None	Money loan	Money loan (Note 1) Loan repayment Private placement bond underwriting (Note 1)	15	Loan	56
					43
					—	Securities	50

Note 1:	The terms and conditions of trades, policy on determining the terms and conditions of trades, etc., are identical to those for trade partners in general.
Note 2:	Relative of former director Takashi Ueno.
Note 3:	Relative of outside Audit & Supervisory Board member Minoru Masuo.
Note 4:	Company where the relative of executive officer Yasuhiko Akira holds a majority of the voting rights.
Note 5:	The Bank’s subsidiary has granted a mortgage right over real estate as collateral for the loan.

Note 6:	A fixed mortgage right over real estate is granted as collateral for loan.
Note 7:	The outstanding balance at end of term for Mr. Masahiro Ueno is as of June 28, 2012, the date of Mr. Takashi Ueno’s retirement from office of director.
Note 8:	Yasuhiko Akira, the Bank’s executive officer assumed office on June 28, 2012, and became a related party. For this reason, the transaction amount with Akira Danboru Kogyo K.K. shows the transaction amount for the period it has been a related party.

(Statements of changes in net assets)

Matters concerning type and number of treasury shares

(Unit: thousand shares)

	Number at beginning of current fiscal year	Increase during current fiscal year	Decrease during current fiscal year	Number at end of current fiscal year	Summary
Treasury shares
Class II preferred shares	—	15,400	15,400	—	(Note	)

Total	—	15,400	15,400	—

Note:	The increase in the number of Class II preferred shares represents an increase through acquisition implemented within the treasury shares quote decided at the Bank’s general shareholders meeting on June 28, 2012. The decrease in the number of Class II preferred shares is due to the cancelation of the acquired treasury shares.

(Securities)

In addition to “government bonds,” “regional bonds,” “corporate bonds,” “shares” and “other securities” in the balance sheets, trust beneficiary rights in “trading account securities” and “monetary claims bought” are included.

1.	Trading securities (as of March 31, 2013)

Valuation difference included in profits and losses of current fiscal year (million yen)
Trading securities	3

2.	Held-to-maturity bonds (as of March 31, 2013)

	Category	Value in balance sheet (million yen)	Market value (million yen)	Difference (million yen)
Securities whose fair value exceeds their balance sheet value	Government bonds	11,082	11,149	67
	Regional bonds	14,392	14,466	73
	Corporate bonds	6,680	6,703	23
	Others	940	974	33
	Foreign securities	940	974	33

	Subtotal	33,096	33,294	197

Securities whose fair value does not exceed their balance sheet value	Government bonds	122,150	120,731	-1,419

	Subtotal	122,150	120,731	-1,419

Total		155,247	154,026	-1,221

3.	Shares in subsidiaries, subsidiary corporations, etc., and shares in affiliated companies, etc. (as of March 31, 2013)

None of the shares in subsidiaries, subsidiary corporations, etc., or shares in affiliated companies, etc. has applicable fair value. The shares in subsidiaries, subsidiary corporations, etc., and shares in affiliated companies, etc. whose fair value is extremely difficult to assess are as follows.

Value in balance sheets (million yen)
Shares in subsidiaries, subsidiary corporations, etc.	2,138

4.	Other securities (as of March 31, 2013)

	Category	Value in balance sheet (million yen)	Purchase cost (million yen)	Difference (million yen)
Securities whose balance sheet value exceeds purchase cost	Shares	25,213	15,263	9,950
	Bonds	553,081	540,336	12,744
	Government bonds	260,141	256,232	3,909
	Regional bonds	133,902	128,097	5,805
	Corporate bonds	159,036	156,006	3,029
	Others	175,896	166,520	9,376
	Foreign securities	162,361	155,955	6,406
	Others	13,534	10,564	2,970

	Subtotal	754,191	722,119	32,071

Securities whose balance sheet value does not exceed purchase cost	Shares	12,112	13,491	-1,379
	Bonds	10,861	10,874	-13
	Regional bonds	4,816	4,817	-0
	Corporate bonds	6,044	6,057	-13
	Others	50,141	52,338	-2,197
	Foreign securities	42,282	44,281	-1,998
	Others	7,858	8,057	-198

	Subtotal	73,114	76,704	-3,590

Total		827,305	798,824	28,481

Note:     Other securities whose fair value is extremely difficult to assess

Value in balance sheet (million yen)
Shares	2,205
Others	475

Total	2,681

Because these do not have market value and it is extremely difficult to assess their fair value, they are excluded from “Other securities” above.

5.	Held-to-maturity bonds that were sold during the current fiscal year (from April 1, 2012, to March 31, 2013)

Not applicable

6.	Other securities sold during the current fiscal year (from April 1, 2012, to March 31, 2013)

	Sales value (in millions of yen)	Total gain on disposal (in millions of yen)	Total loss on disposal (in millions of yen)
Shares	4,001	107	400
Bonds	305,251	8,709	1,008
Government bonds	252,044	6,129	1,008
Regional bonds	44,449	2,513	—
Corporate bonds	8,757	65	—
Others	57,854	2,699	768
Foreign securities	45,839	2,699	19
Others	12,015	—	748

Total	367,107	11,516	2,177

7.	Booking for impairment losses of securities

Of the securities other than trading securities (excluding those whose fair value is difficult to assess), the securities that show a significant decline in fair value compared with purchase cost and are not likely to return to the purchase cost level are reported in the balance sheet at the said fair value. The valuation difference is treated as a loss for the current fiscal year (hereinafter referred to as “booking for impairment loss”).

The amount booked as impairment loss for the current fiscal year is 538 million yen (of which shares account for 236 million yen and others for 302 million yen).

Additionally, the standard for determining “significant decline” in fair value is a decrease by more than 30% of purchase cost.

Of the securities that showed more than a 30% decline in fair value, all securities that fell by more than 50% and securities that fell by more than 30% but less than 50% and are not likely to return to the purchase cost level due to business performance of the issuing company, changes in market value, trends in the market environment, and other internal and external elements, as well as the credit standing of the issuing company regarding bonds, are booked as impairment losses.

(Money held in trust)

1.	Money held in trust for management (as of March 31, 2013)

Not applicable

2.	Money held in trust until maturity (as of March 31, 2013)

Not applicable

3.	Other money held in trust (other than held in trust for management or held in trust until maturity) (as of March 31, 2013)

Not applicable

(Tax effect accounting)

The breakdown of deferred tax assets and deferred tax liabilities by principal cause is shown below.

Deferred tax assets
Reserve for possible loan losses	20,413 million yen
Write-down of securities	7,184
Accrued employees’ severance and retirement benefits	5,801
Others	5,025
Deferred tax assets subtotal	38,425
Valuation allowance	-21,980
Deferred tax assets total	16,444
Deferred tax liabilities
Valuation difference on available-for-sale securities	-10,617
Others	-1,659
Deferred tax liabilities total	-12,277
Net deferred tax assets	4,167

(Per share information)

Net assets per share	222.87 yen
Net income per share	28.19 yen

Audit Report on the Financial Statement by the Accounting Auditor, Certified Copy

Independent Auditor’s Report

May 9, 2013

To: The Board of Directors of the Kiyo Bank, Ltd.

KPMG AZSA LLC.

Designated Limited Liability Partner, Engagement Partner	Certified Public Accountant	Kazuo Kawai

Designated Limited Liability Partner, Engagement Partner	Certified Public Accountant	Ken Okuda

Designated Limited Liability Partner, Engagement Partner	Certified Public Accountant	Hiroshi Umezu

We have audited the financial statements, comprising the balance sheets, the statements of income and the statements of changes in net assets, notes to the non-consolidated financial statements, and the supplementary schedules of the Kiyo Bank Ltd. for the 203rd period, which is from April 1, 2012, to March 31, 2013, in accordance with Item 1 of Paragraph 2 of Article 436 of the Companies Act.

Responsibility of the management regarding the financial statements, etc.

The management is responsible for the preparation and fair presentation of the financial statements and supplementary schedules in accordance with the business accounting practices generally accepted as fair and appropriate in Japan. The management is also responsible for the establishment and implementation of internal control matters that the management thinks are necessary for the preparation and presentation of the financial statements and the detailed statements without unlawfulness or errors.

Responsibility of the auditor

Our audit corporation is responsible for expressing an independent opinion regarding the financial statements and related supplementary schedules, as independent auditor, based on the audit that we conduct. We conducted the audit in accordance with the auditing standards generally accepted as fair and appropriate in Japan. Those auditing standards require us to make an audit plan and conduct an audit in accordance with the plan to obtain reasonable assurance that the financial statements and supplementary schedules are free from material misstatements.

During the audit, procedures are undertaken to obtain evidence of amounts and disclosures concerning the financial statements and supplementary schedules. The audit procedures are selected and applied at our judgment in accordance with the risk assessment of material misstatements of the financial statements and supplementary schedules caused by falsification or error. Although the purpose of the audit is not to express an opinion on the validity of internal control matters, in the course of the risk assessment we review internal control matters related to the preparation and proper presentation of the financial statements and supplementary schedules, in order to create an audit plan appropriate for the situation. The audit includes the evaluation of the accounting policy adopted by the management, its method of application, and estimates made by the management, as well as the review of the overall financial statements and supplementary schedules. We think that we have obtained sufficient and appropriate audit evidence to provide a basis for our opinion.

Audit opinion

We have concluded that the aforementioned financial statements and supplementary schedules fairly state all material points regarding assets, profits and losses for the relevant period, in accordance with the business accounting practices generally accepted as fair and appropriate in Japan.

Conflict of interest

There is no conflict of interest to be disclosed pursuant to the Certified Public Accountants Act between the Company and this audit corporation or our engagement partners

End.

Audit Report of the Audit & Supervisory Board, Certified Copy Audit Report

The audit & supervisory board has prepared this Audit Report regarding the performance of the directors’ duties during the 203rd period, which is from April 1, 2012, to March 31, 2013, based on the reports prepared by each audit & supervisory board member. The audit & supervisory board report is as follows.

1.	Method and content of the audit by the audit & supervisory board members and the audit & supervisory board

The audit & supervisory board established the audit policy and allocation of duties of each audit & supervisory board member and received reports from the audit & supervisory board members on the progress and results of the audits. The audit & supervisory board also received reports from the directors and accounting auditors on the execution of their duties and requested explanations, as needed.

In accordance with the audit & supervisory board members’ audit standards set forth by the audit & supervisory board, audit policy, and duties assigned to each audit & supervisory board member, each audit & supervisory board member communicated with the directors and employees, etc. of the Internal Audit Division and other divisions to collect information and create an appropriate audit environment, as well as attended meetings of the Board of Directors and other important meetings to receive reports from the directors and employees, etc. on the execution of their duties, to request explanations as needed, to view important internal-approval documents, etc., and investigate the status of the business and assets at the head office and other major offices. With respect to the resolution of the Board of Directors related to the development of the systems necessary to ensure that the execution of duties by directors complies with laws and regulations and the articles of incorporation, and other systems prescribed by Paragraph 1 and 3 of Article 100 of the Ordinance for Enforcement of the Companies Act, as systems necessary to ensure the properness of operations of a Stock Company, as well as the system (internal control system) developed under the resolution, which are reported in the business report, the audit & supervisory board members received reports from directors and employees, etc. on the status of the establishment and operation of the system and requested explanations as needed. As for the subsidiaries, audit & supervisory board members communicated and shared information with the subsidiaries’ directors and audit & supervisory board members, etc. and received business reports from the subsidiaries as needed. Based on the aforementioned methods, the audit & supervisory board reviewed the business reports and supplementary schedules for the relevant business year.

Furthermore, the audit & supervisory board monitored and examined whether the accounting auditor maintained independence and conducted a proper audit, as well as received reports from the accounting auditor on the execution of its duties, and requested explanations as needed. The audit & supervisory board also received notice from the accounting auditor that the “System for ensuring the appropriate execution of duties” (matters set forth in each item of Article 131 of the Ordinance on Company Accounting) has been prepared in accordance with the “Quality Control Standards for Auditing” (dated October 28, 2005; Business Accounting Council), etc. and requested explanations from the accounting auditor as needed. Based on the aforementioned methods, the audit & supervisory board reviewed the financial statements for the relevant business year (balance sheets, statements of income, statements of changes in net assets, and notes to non-consolidated financial statements), the supplementary schedules, and consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets, and notes to consolidated financial statements).

2.	Audit results

(1)	Audit results of the business reports, etc.

i)	We have concluded that the business reports and supplementary schedules fairly represent the condition of the company in accordance with laws and the articles of incorporation.

ii)	We have not found any misconduct or material facts in violation of the law or the articles of incorporation in the execution of the duties by the directors, or any material breach.

iii)	We have concluded that the resolution of the Board of Directors on the internal control system is appropriate. There were no findings to remark in the business report for the internal control system and the execution of the duties by the directors.

(2)	Audit results of the financial statements and the supplementary schedules

We have concluded that the method and results of the audit conducted by the accounting auditor, KPMG AZSA LLC., are appropriate.

(3)	Audit results of consolidated financial statements

We have concluded that the method and results of the audit conducted by the accounting auditor, KPMG AZSA LLC., are appropriate.

May 10, 2013

Audit & supervisory board of the Kiyo Bank, Ltd.

Full-time audit & supervisory board member
Katsuji Higuchi

Full-time audit & supervisory board member
Ryuichi Kitayama

Audit & supervisory board member
Masanori Matsukawa

Audit & supervisory board member
Minoru Masuo

Audit & supervisory board member
Katsuyuki Oohira

(Note)	Audit & supervisory board member Masanori Matsukawa, audit & supervisory board member Minoru Masuo, and audit & supervisory board member Katsuyuki Oohira are outside audit & supervisory board members, as set forth in Item 16 of Article 2 and Paragraph 3 of Article 335 of the Companies Act.

B.	Important events that occurred after the end of the last fiscal year at the Company and the Kiyo Bank

Subject to the approval of the relevant authorities, the Company and the Kiyo Bank resolved at their respective Board of Directors meetings held on May 13, 2013, to approve a merger between the Company and the Kiyo Bank with the Company being the absorbed company and the Kiyo Bank being the surviving company, and entered into a merger agreement with each other (this proposal requests approval for said merger agreement). The merger shall take effect on October 1, 2013. For details of the merger agreement, please refer to the Merger Agreement (copy).

(Reference) Management organization of the Kiyo Bank on and after the effective date of the Merger.

Following management organization is based on the current plan and may be changed.

President (Representative director)	Hiroomi Katayama

Senior managing Director	Kiyoteru Izumi

Senior managing Director	Yasuyuki Matsuoka

Managing director	Yasuhiko Morikawa

Managing director	Yukio Narita

Managing director	Kenjiro Suzuki

Managing director	Kyoshu Suzuki

Managing director	Keiji Shima

Director	Hideki Tameoka

Director	Yuichi Imamura

Director	Yoshito Takenaka

Director (Part-time/Outside)	Hachiro Mizuno

Full-time audit & supervisory board member	Katsuji Higuchi

Full-time audit & supervisory board member	Takakazu Kitayama

Audit & supervisory board member (Part-time/Outside)	Masanori Matsukawa

Audit & supervisory board member (Part-time/Outside)	Minoru Masuo

Audit & supervisory board member (Part-time/Outside)	Katsuyuki Ohira

(Notes)	1.	There are no special interests between respective audit & supervisory board member and the Kiyo Bank.
	2.	The upper limits of the amounts of remuneration on and after the effective date of the Merger will be 600 million yen (500 million yen to directors, and 100 million yen to audit & supervisory board member) per fiscal year.
	3.	The Bank will enter into an agreement for liability limitation with Mr. Hachiro Mizuno, outside director, pursuant to Article 427 Paragraph 1 of the Companies Act. The outline of the agreement is as follows:

	•	Where he cause damage to the Bank by his negligence in job performance as outside director, the upper limit of his liability shall be Minimum Liability Amount defined in Article 425 Paragraph 1 of the Companies Act if he is without knowledge and is not grossly negligent in performing his duties.
	4.	The Bank will enter into an agreement for liability limitation with three outside audit & supervisory board members, pursuant to Article 427 Paragraph 1 of the Companies Act. The outline of the agreement is as follows:

	•	Where they cause damage to the Bank by his negligence in job performance as outside audit & supervisory board member, the upper limit of their liability shall be Minimum Liability Amount defined in Article 425 Paragraph 1 of the Companies Act if they are without knowledge and are not grossly negligent in performing their duties.

end.

<Annex>

Articles of Incorporation of the Kiyo Bank, Ltd.

Revised on June 26, 2009

Chapter 1     General Rules

(Trade name)

Article 1	The name of the Bank shall be Kiyo Ginkou Kabusiki Kaisha and its English name shall be The Kiyo Bank, Ltd.

(Purposes)

Article 2	The purpose of the Bank is to engage in the following business operations:
	1.	Acceptance of money deposits or time deposits, loans or bill discounting, and foreign-exchange trade
	2.	Guarantee of liabilities or bill acceptance and other business operations related to the banking operations mentioned above
	3.	Underwriting, subscription, or sales handling, sales and other services for government bonds, regional bonds, government-guaranteed bonds, and other securities
	4.	Fiduciary services
	5.	Business operations permitted to banks under the Banking Act, Secured Bonds Trust Act, and other laws, in addition to the business operations mentioned above
	6.	Other items incidental or related to the business operations described above

(Location of head office)

Article 3	The Bank shall be headquartered in Wakayama City.

(Organizations)

Article 4	The Bank shall have the following organizations in addition to the general shareholders meeting and directors:
	(1)	Board of Directors
	(2)	Audit & Supervisory Board members
	(3)	Audit & Supervisory Board
	(4)	Accounting auditors

(Method of public notice)

Article 5	The Bank’s method of public notice shall be electronic public notice. If electronic public notice is not possible due to an accident or other unavoidable reason, public notices shall be published in the Nihon Keizai Shimbun.

Chapter 2     Shares

(Total number of authorized shares)

Article 6	The total number of shares authorized to be issued by the Bank shall be 900,000,000 shares. The total number of shares authorized in a class is 860,500,000 common shares, 8,000,000 preferred shares and 31,500,000 Class-II preferred shares. However, in the event of the cancellation of common shares, preferred shares, or Class-II preferred shares, the total number of shares authorized for the relevant class shall be reduced by the number of shares cancelled.

(Issuance of share certificates)

Article 7	The Bank shall issue share certificates representing its shares.

(Purchase of treasury shares)

Article 8	The Bank may purchase treasury shares through market transactions, etc., based on resolutions by the board of directors pursuant to the provisions of Article 165 Paragraph 2 of the Companies Act.

(Share unit)

Article 9	The share unit for common shares, preferred shares and Class-II preferred shares of the Bank shall be 1,000 shares for each class.

(Non-issuance of share certificates for shares less than share unit)

Article 10	Notwithstanding the provision of Article 7, the Bank will issue no share certificates for shares of less than one share unit, except as otherwise stipulated in the Share Handling Regulations.

(Right for shares less than one unit)

Article 11	Shareholders of the Bank (including its beneficial shareholders: the same shall apply hereinafter) possessing shares less than one unit shall not be able to exercise rights other than those described below.

(1) Rights described in items of Article 189 Paragraph 2 of the Companies Act

(2) Right of demand in accordance with the provisions of Article 166 Paragraph 1 of the Companies Act

(3)    Right to receive an allotment of shares for subscription and the right to receive an allotment of share acquisition rights for subscription corresponding to the number of shares held by the shareholder

(Matters pertaining to issuing new shares)

Article 12	Except as otherwise provided by law, matters pertaining to the issuance of new shares shall be decided by a resolution of the Board of Directors.

(Share transfer)

Article 13	Transfer of shares in the Bank may be effected by the delivery of relevant share certificates.

(Administrator of Shareholder Registry)

Article 14	The Bank shall appoint an administrator of the shareholder registry.

2. The administrator of the shareholder registry and the location of its office shall be decided by a resolution of the board of directors, and that information shall be provided by public notice.

3.      Preparing and keeping the Bank’s shareholder registry, beneficial shareholders registry (hereinafter referred to as the “Shareholder Lists etc.”) and share acquisition rights registry, lost share certificates registry and other business related to the registry mentioned above shall be entrusted to the administrator of the shareholder registry, and shall not be handled by the Bank.

(Share Handling Regulations)

Article 15	Handling of the Bank’s shares, procedures, etc. related to the exercise of shareholders’ rights and handling fees shall be in compliance with the share handling regulations decided by the board of directors, in addition to the laws and regulations and the Articles of Incorporation.

Chapter 3     Preferred Shares

(Preferred dividends)

Article 16	If the Bank is to pay year-end dividends as set forth in Article 48 of its Articles of Incorporation, year-end dividends in the amount approved by a resolution of the board of directors at issue and limited to 52 yen and 50 sen per year shall be paid per preferred share (hereinafter referred to as the “Preferred Dividends”) to shareholders possessing preferred shares (hereinafter referred to as the “Preferred Shareholders”) or registered pledgees of preferred shares (hereinafter referred to as the “Registered Preferred Share Pledgees”) ahead of shareholders who own common shares (hereinafter referred to as the “Common Shareholders”) and registered pledgees of common shares (hereinafter referred to as the “Registered Common Share Pledgees”). However, if the interim dividend stipulated in Article 17 of its Articles of Incorporation has been paid for the fiscal year that includes the reference date of said year-end dividend, the preferred dividend shall be an amount deducted from said Preferred Interim Dividend.

2.	If the distributed amount of the dividends of surplus paid to a Preferred Shareholder or a Registered Preferred Share Pledgee in any particular business year that includes such reference date does not reach the amount of the Preferred Dividends, such shortfall amount shall not accumulate and carry over to subsequent business years.

3.	Dividends exceeding the Preferred Dividend shall not be paid to the Preferred Shareholders and the Preferred Pledgees.

(Preferred interim dividends)

Article 17	If the Bank is to pay interim dividends as set forth in Article 48 of its Articles of Incorporation, the amount limited to one-half of the Preferred Dividend described in the immediately preceding Article and approved by a resolution of the board of directors (hereinafter referred to as the “Preferred Interim Dividend” in these Articles of Incorporation) shall be paid to the Preferred Shareholders and the Registered Preferred Share Pledgees per preferred share, ahead of the Common Shareholders and the Registered Common Share Pledgees.

(Distribution of residual assets)

Article 18	In the distribution of residual assets, the amount of 1,000 yen per preferred share shall be paid to the Preferred Shareholders and the Registered Preferred Share Pledgees, ahead of the Common Shareholders and the Registered Common Share Pledgees.

2.	Other residual assets shall not be distributed to the Preferred Shareholders and the Registered Preferred Pledgees.

(Acquisition or cancellation of preferred shares)

Article 19	The Bank may at any time acquire its preferred shares so as to cancel said preferred shares by paying an amount of money equivalent to their acquisition value, using profits to be distributed to the relevant shareholders.

(Voting right)

Article 20	The Preferred Shareholders shall not have voting rights at the general shareholders meeting. However, the Preferred Shareholders shall have voting rights, starting with the Bank’s annual general meeting of shareholders, if a proposal on receiving the full payment of the Preferred Dividends is not submitted at the Bank’s annual general meeting of shareholders, or from the end of the Bank’s annual general meeting of shareholders if such proposal was rejected at said meeting, until a resolution on receiving the full payment of the Preferred Dividends is passed.

(Consolidation of shares or split of shares, right to receive allotment of shares for subscription, etc.)

Article 21	A consolidation of shares, a split of shares or an allotment of shares without contribution shall not be executed for preferred shares, unless specified otherwise in laws and regulations.

The Preferred Shareholders shall not be granted the right to receive an allotment of shares for subscription or the right to receive an allotment of the share subscription rights.

Chapter 3-2    Class-II Preferred Shares

Article 21-2	The Bank shall issue its Class-II preferred shares as follows.

(1)	Class-II Preferred dividend

The Bank shall pay holders of Class-II preferred shares (hereinafter referred to as a “Class-II Preferred Shareholder”) or registered pledgees of Class-II preferred shares (hereinafter referred to as a “Registered Class-II Preferred Share Pledgee”) a term-end dividend in the amount set forth below (hereinafter referred to as a “Class-II Preferred Dividend”). However, if an interim dividend as set forth in the following Paragraph 2 (hereinafter referred to as a “Class-II Preferred Interim Dividend”) has been paid for the fiscal year that includes the reference date for the payment of said term-end dividend, the amount of said Class-II Preferred Interim Dividend shall be the amount after deducting said Class-II Preferred Dividend.

i)	In the event that the Bank pays a term-end dividend as stipulated in Article 48 of the Articles of Incorporation, the Bank shall pay the Class-II Preferred Shareholders or Registered Class-II Preferred Share Pledgee in preference to the Common Shareholders or Registered Pledgees of Common Shares the amount calculated by multiplying the amount paid for their respective Class-II preferred shares (one thousand (1,000) yen per Class-II preferred share) by the annual dividend rate as stipulated below for the fiscal year that includes the reference date for the payment of said term-end dividend (for the Class-II Preferred Dividend for which the reference date is March 31, 2007, however, the amount calculated by multiplying the amount calculated above by a fraction with a numerator of 139, which represents the actual number of days from the payment date to March 31, 2007, and a denominator of 365) (the aforesaid calculation is to be done to one decimal place less than one yen so as to round off to the nearest whole number).

An annual dividend rate shall be calculated for each fiscal year using the following formula:

Annual dividend rate = Japanese Yen TIBOR (Tokyo Inter-Bank Offered Rate) (12-month maturity) + 1.150%

The above formula shall calculate a value to four decimal places less than one percent and the value shall be rounded off to three decimal places so as to be used as an annual dividend rate. However, the annual dividend rate shall not exceed 7.500%.

The aforesaid annual dividend rate shall be reviewed on April 1 in 2007 and April 1 of each subsequent year.

The term “Japanese Yen TIBOR (12-month maturity)” shall refer, with respect to the fiscal year ending on March 31, 2007 (excluding days earlier than the payment date), to the value of the Japanese Yen TIBOR (12-month maturity) (Telerate Page 17097) as of 11 a.m., or a point in time as close to 11 a.m. as possible, on the payment date as publicized by the Japanese Bankers Association. It shall refer in the fiscal year commencing on April 1, 2007, and thereafter to said value of the Japanese Yen TIBOR (12-month maturity) (Telerate Page 17097) as of 11 a.m., or a point in time as close to 11 a.m. as possible, on the date on which the aforesaid annual dividend rate is to be reviewed in those respective fiscal years (or the business day immediately before said review date if the review date is a non-business day) as publicized by the Japanese Bankers Association. However, if the interest rate is not publicized for any reason, the term “Japanese Yen TIBOR (12-month maturity)” shall refer to an interest rate (expressed on a per-annum basis) decided as reflecting a reasonable offered rate for yen loan transactions for a 12-month maturity in the Tokyo inter-bank market.

ii)	If the distributed amount of the dividends of surplus paid to a Class-II Preferred Shareholder or a Registered Class-II Preferred Share Pledgee in any particular business year that includes such reference date does not reach the amount of the Class-II Preferred Dividend, such shortfall amount shall not accumulate and carry over to subsequent business years.

iii)	Dividends exceeding the Class-II Preferred Dividend shall not be paid to the Class-II Preferred Shareholders and the Class-II Preferred Pledgees.

(2)	Class-II Preferred Interim Dividend

In the event that the Bank pays an interim dividend as stipulated in Article 48, the Bank shall pay the Class-II Preferred Shareholders or Registered Class-II Preferred Shares Pledgee in preference to the Common Shareholders or Registered Common Shares Pledgees an amount per share equivalent to half the amount of the Class-II Preferred Dividend for which reference date falls in the fiscal year immediately before the fiscal year and that includes the reference date for the payment of said interim dividend as a Class-II Preferred Interim Dividend.

(3)	Distribution of residual assets

In the distribution of residual assets, the amount of 1,000 yen per Class-II preferred share shall be paid to the Class-II Preferred Shareholders and the Registered Class-II Preferred Share Pledgees, ahead of the Common Shareholders and the Registered Common Share Pledgees.

Other residual assets shall not be distributed to the Class-II Preferred Shareholders and the Class-II Preferred Pledgees

(4)	Voting right

The Class-II Preferred Shareholders shall not have voting rights at the general shareholders meeting. However, the Class-II Preferred Shareholders shall have voting rights, starting with the Bank’s annual general meeting of shareholders, if a proposal on receiving the full payment of the Class-II Preferred Dividends is not submitted at the Bank’s annual general meeting of shareholders, or from the end of the Bank’s annual general meeting of shareholders if such proposal was rejected at said meeting, until the resolution on receiving the full payment of the Class-II Preferred Dividends is passed.

(5)	Consolidation of shares or split of shares, right to receive allotment of shares for subscription, etc.

A consolidation of shares, a split of shares or an allotment of shares without contribution shall not be executed for Class-II preferred shares, unless specified otherwise in laws and regulations. The Class-II Preferred Shareholders shall not be granted the right to receive an allotment of shares for subscription or the right to receive an allotment of the share subscription right.

(Order of priority)

Article 21-3	With respect to the order in which Preferred Dividends, Preferred Interim Dividends, or residual assets are paid, there shall be no preference between preferred shares and Class-II preferred shares, with both classes of shares being treated equally.

Chapter 4     General Shareholders Meeting

(Annual and extraordinary general shareholders meetings)

Article 22	The Bank’s annual general meeting of shareholders shall be convened within three months from the day following the end of each fiscal year. An extraordinary general shareholders meeting shall be convened when necessary.

(Location of the meeting)

Article 23	A general shareholders meeting shall be held either at the address of the head office or a nearby location

(Record date of the Bank’s Annual General Meeting of Shareholders)

Article 24	The record date of voting rights of the Bank’s annual general meeting of shareholders shall be March 31 of each year.

(Convening the general shareholders meeting)

Article 25	The president of the Bank shall convene the general shareholders meeting, based on a resolution of the board of directors, unless specified otherwise by laws and regulations. In case of an accident involving the president, the duty of convening the meeting shall be relegated to other directors, in the order determined in advance by the board of directors.

(Chair of the general shareholders meeting)

Article 26	The president of the Bank shall assume the duties of the Chair of the general shareholders meeting. In case of an accident involving the president, the vice-president shall take the president’s place. If the vice-president has not been elected or has been involved in an accident, the duty shall be assumed by other directors, in the order determined in advance by the board of directors.

(Requirements for resolution)

Article 27	A resolution of the general shareholders meeting shall be passed by a majority vote of the shareholders in attendance who can exercise voting rights, except when specified otherwise in laws and regulations, or in the Articles of Incorporation.

2.	A resolution specified in Article 309 Paragraph 2 of the Companies Act shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with two-thirds or more of the votes of said shareholders.

(Voting by proxy)

Article 28	The shareholder may exercise voting rights by assigning another shareholder possessing the voting rights of the Bank as a proxy.

2.	The aforementioned shareholder or proxy shall submit documents certifying the power of proxy to the Bank.

The granting of power of proxy requires authorization for each general shareholders meeting.

(Class shareholders meetings)

Article 29	The provisions of Articles 25, 26, and 28 shall apply to class shareholders meetings.

2.	The provisions of Article 24 shall apply to class shareholders meetings held on the same day as the Bank’s annual general meeting of shareholders.

3.	A resolution specified in Article 324 Paragraph 2 of the Companies Act shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with two-thirds or more of the votes of said shareholders.

Chapter 5     Directors and the Board of Directors

(The number of directors)

Article 30	The number of directors of the Bank shall not be more than 15.

(Election of directors)

Article 31	The directors shall be elected by a resolution of the general shareholders meeting.

2.	The resolution on the election of directors shall be passed with one-third or more of the shareholders possessing voting rights in attendance, and with a majority vote of the shareholders in attendance.

3.	The resolution on the election of directors shall not be based on cumulative voting.

(Term of office)

Article 32	The term of office for a director shall end with the closing of the Bank’s annual general meeting of shareholders regarding the last business year which ends within one year from the time of the election of said director.

2.	The term of office for a director elected as an addition or replacement shall end when the current director’s term of office ends.

(Director’s remuneration)

Article 33	Remuneration for directors, a bonus, and other property benefits granted by the Bank as compensation for execution of their duties (hereinafter called “Remuneration, etc.”) shall be decided by a resolution of the general shareholders meeting.

(Representative director and executive director)

Article 34	The board of directors shall appoint a representative director by resolution.

By a resolution of the board of directors, one chairman, one president, one vice-president, and a few senior and managing directors shall be appointed from among the directors.

The chairman shall be the chair of the board of directors.

The president shall supervise and execute business operations in accordance with the resolutions of the board of directors.

If the chairman has not been appointed or has been involved in an accident, the president shall take the chairman’s place. If the president should be involved in an accident, the duty shall be assumed by other directors, in the order determined in advance by the board of directors.

(Board of directors)

Article 35	The board of directors shall be organized by all directors of the Bank in order to decide how to execute business operations.

(Convening the board of directors)

Article 36	Every director and auditor shall be notified of the meeting of the board of directors seven days in advance of the meeting date. Notwithstanding, the number of days may be reduced in case of great urgency.

2.	A board of directors meeting may be convened without following the convening procedure, provided that, the directors and auditors unanimously agree.

(Method of resolution of the board of directors)

Article 37	A resolution of the board of directors may be passed with a majority of the directors in attendance, and with a majority vote of the directors in attendance, unless specified otherwise by laws and regulations.

2.	The Bank shall deem that a resolution of the board of directors has been passed when the requirements set forth in Article 370 of the Companies Act are satisfied.

(Regulations of the board of directors)

Article 38	The matters regarding the board of directors shall be provided in the Regulations of the Board of Directors, in addition to laws and regulations, and the Articles of Incorporation.

Chapter 6     Audit & supervisory board members and Audit & supervisory board

(The number of audit & supervisory board members)

Article 39	The Bank shall not have more than five audit & supervisory board members.

(The election of audit & supervisory board members)

Article 40	The audit & supervisory board members shall be elected by a resolution of the general shareholders meeting.

2.      The resolution on the election of audit & supervisory board members shall be passed with one-third or more of shareholders possessing voting rights in attendance, and with a majority vote of the shareholders in attendance.

(The term of office for audit & supervisory board members)

Article 41	The term of office for an audit & supervisory board member shall end with the closing of the Bank’s annual general meeting of shareholders regarding the last business year which ends within four years from the time of the election of said audit & supervisory board member.

The term of office for an audit & supervisory board members appointed to replace a predecessor leaving office before the end of the term of office shall end with the expiration of the term of office for said predecessor.

(Exemption from electing an audit & supervisory board members to fill up a vacancy)

Article 42	If a post of a statutory auditor falls vacant, an election of an audit & supervisory board members may be deferred or omitted, provided that, the number of audit & supervisory board members required by law is met and that the remaining audit & supervisory board members are able to carry out their duties without hindrance.

(Full-time audit & supervisory board members)

Article 43	The board of auditors shall appoint full-time audit & supervisory board members by a resolution.

(Remuneration for audit & supervisory board members)

Article 44	The Remuneration, etc. for audit & supervisory board members shall be decided by a resolution of the general shareholders meeting.

(Convening the audit & supervisory board)

Article 45	Every audit & supervisory board members shall be notified of the meeting of the audit & supervisory board seven days in advance of the meeting date. Notwithstanding, the number of days may be reduced in case of great urgency.

2. An audit & supervisory board meeting may be convened without following the convening procedure, provided that, the audit & supervisory board members unanimously agree.

(Regulations of the audit & supervisory board)

Article 46	The audit & supervisory board shall establish and manage regulations on the audit & supervisory board.

Chapter 7    Accounting

(Fiscal year)

Article 47	The fiscal year of the Bank shall begin on April 1 of each year and end on March 31 of the following year.

(Dividends of surplus and related matters)

Article 48	The Bank may decide on the matters set forth in the respective items of Article 459, Paragraph 1 of the Companies Act by a resolution of the Board of Directors.

2. The Bank shall pay term-end dividends of surplus, with March 31 of each year as the reference date.

3. The Bank may pay interim dividends of surplus, with September 30 of each year as the reference date.

4. The Bank may pay dividends of surplus with a date other than the date specified in the preceding paragraph as the reference date.

(Exemption period)

Article 49	If the dividends are not received for five years after the starting date of payment, the Bank shall be exempt from payment.